UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

QUAKER CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

MEETING DATE

May 13, 2020

QUAKER HOUGHTON

901 E. Hector Street

Conshohocken, Pennsylvania 19428

Important Notice of Availability of Proxy Materials for Quaker Houghton’s 2020 Annual Meeting of Shareholders to be held on May 13, 2020. The Notice of Meeting, Proxy Statement and 2019 Annual Report to Shareholders are available at www.proxyvote.com.

Notice of Annual Meeting of Shareholders

TIME:	8:30 A.M., local time, on Wednesday, May 13, 2020

PLACE:	Quaker Houghton 901 E. Hector Street Conshohocken, Pennsylvania 19428

ITEMS OF BUSINESS:

(1)  To elect three directors.

(2)  To hold an advisory vote on the compensation of our named executive officers as described in this proxy statement.

(3)  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report on our financial statements and internal control over financial reporting for 2020.

(4)  To transact any other business properly brought before the meeting and adjournment or postponement thereof.

WHO MAY VOTE:	You can vote at the meeting and any adjournment(s) of the meeting if you were a shareholder of record at the close of business on March 4, 2020.

ANNUAL REPORT:	A copy of our Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2019 is enclosed.

It is important that your shares be represented at the meeting. You are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to complete, sign, date and return the enclosed proxy in the envelope we have enclosed for your convenience; no postage is required if mailed in the United States.

Please note that we are continuing to monitor the public health and safety concerns related to the coronavirus disease 2019 (COVID-19) and the various measures being implemented to reduce its spread. If we determine it is advisable not to hold the Annual Meeting in person, we may decide to change the date, time or location of the meeting, including to hold it “virtually.” Our Board of Directors has authorized our Chairman, Michael F. Barry, to take any such action, including postponing the meeting if he determines it to be appropriate under the circumstances. If we do make such a change, we will promptly provide public notice in a manner compliant with applicable SEC guidance and the Pennsylvania Business Corporation Law.

By Order of the Board of Directors,

Robert T. Traub

Senior Vice President, General Counsel

and Corporate Secretary

Conshohocken, Pennsylvania

March 31, 2020

Important Notice of Availability of Proxy Materials

for Quaker Houghton’s 2020 Annual Meeting of Shareholders to be held on May 13, 2020.

The Notice of Meeting, Proxy Statement and 2019 Annual Report to Shareholders

are available at www.proxyvote.com.

2020 Proxy Statement | i

ii | 2020 Proxy Statement	Quaker Houghton

PROXY STATEMENT

Proxy Statement

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at our 2020 Annual Meeting of Shareholders, and at any and all adjournments of the meeting, for the purpose of considering and acting upon the matters referred to in the accompanying Notice of Annual Meeting of Shareholders and which are discussed below. The Annual Meeting of Shareholders will be held at our headquarters, located at 901 E. Hector Street, Conshohocken, Pennsylvania 19428, at 8:30 A.M., local time, on May 13, 2020. The terms “we,” “our,” “us,” the “Company,” “Quaker” and “Quaker Houghton,” as used in this proxy statement, refer to Quaker Chemical Corporation doing business as Quaker Houghton.

This proxy statement, the accompanying form of proxy and a copy of our Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2019 are first being mailed to our shareholders on or about April 3, 2020.

Information Concerning the Annual Meeting

What matters will be voted on at the meeting?

At the meeting, shareholders will vote on three proposals and any other business properly brought before the meeting:

•	Election of three nominees to serve on our Board of Directors (or the “Board”);
•	Advisory vote on the compensation of our named executive officers as described in this proxy statement; and
•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR each of the three nominees named in this proxy statement;
•	FOR approval, on a non-binding basis, of the Company’s compensation of our named executive officers as described in this proxy statement; and
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020.

Who is entitled to vote?

Shareholders of record as of the close of business on March 4, 2020, the record date for the meeting, are entitled to notice of and to vote at the meeting and any adjournments of the meeting.

How do I cast my vote if I am a shareholder of record?

You can cast your vote:

•	in person, by attending the Annual Meeting of Shareholders;
•	via the Internet, by visiting www.proxyvote.com and following the instructions provided;
•	by telephone, using the toll-free number listed on the proxy card; or
•	by mail, if you mark, sign and date the proxy card enclosed with this proxy statement, and return it in the postage-paid envelope provided.

2020 Proxy Statement | 1

PROXY STATEMENT

How do I cast my vote if I am a beneficial owner of shares held in street name?

You can cast your vote:

•

in person, by first obtaining a voting instruction form issued in your name from your broker and bringing that voting instruction form to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification;

•	via the Internet, by visiting www.proxyvote.com and following the instructions provided;
•	by telephone by using the toll-free number found on the voting instruction form; or
•	by mail, if you mark, sign and date the voting instruction form and return it in the postage-paid envelope provided by your broker.

If I have given a proxy, can I revoke that proxy?

Your presence at the meeting will not in itself revoke any proxy you may have given. If your shares are held in your own name (i.e., you are the shareholder of record), you may revoke your proxy at any time (to the extent it has not already been voted at the meeting), but a revocation will not be effective until it is received. Your proxy will be revoked (to the extent it has not already been voted at the meeting) if you:

•

give written notice of the revocation to Quaker Houghton’s Corporate Secretary, Robert T. Traub, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, or give electronic notice to Mr. Traub at Robert.Traub@quakerhoughton.com;

•	submit a properly signed proxy with a later date; or
•	vote in person at the meeting as described above.

If your shares are held in street name through a broker, bank or other nominee for your benefit, you should contact the record holder to obtain instructions if you wish to revoke your vote before the meeting.

How will my proxy be voted?

If you are a registered holder and your proxy is properly executed, returned and received before the meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on a proposal, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted as follows:

•	Proposal 1: “FOR” the election of each of the three nominees named in this proxy statement to serve on our Board of Directors;
•	Proposal 2: “FOR” the approval, on a non-binding basis, of the Company’s compensation of our named executive officers as described in this proxy statement;
•	Proposal 3: “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020; and
•	In the discretion of the proxies on other matters properly brought before the meeting.

If your shares are held in street name through a broker, bank or other nominee for your benefit and your voting instruction form is properly executed, returned and received before the meeting and is not revoked, it will be voted in accordance with your instructions. If you have not furnished voting instructions within a specified period before the meeting, under current New York Stock Exchange (“NYSE”) rules, brokerage firms and nominees that are members of the NYSE may vote their customers’ unvoted shares on “routine” matters but not on non-routine matters. Under the NYSE rules, routine matters include the ratification of the appointment of our independent registered public accounting firm but do not include the other proposals on the ballot.

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PROXY STATEMENT

The voting instruction form also grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters. As of the date of this proxy statement, we do not know of any other matters that will be presented at the meeting.

What does it mean if I get more than one proxy card?

If you hold your shares in more than one account or with more than one broker and/or our transfer agent, you will receive more than one proxy card. Please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

How many votes are required to approve each proposal, and what are the effects of abstentions and broker non-votes?

The following table summarizes the vote required for approval of each proposal and the effect on the outcome of the vote of abstentions, uninstructed shares held by brokers (which result in broker non-votes when a beneficial owner of shares held in street name does not provide voting instructions and, as a result, under the NYSE rules, the institution that holds the shares may not vote those shares on certain proposals) and signed but unmarked proxy cards.

Proposal		Votes Required for Approval	Effect of Abstentions(1)	Uninstructed Shares/ Effect of Broker Non- votes(1)	Signed but Unmarked Proxy Cards(2)
Proposal 1	Election of directors	Majority of votes cast	No effect(3)	Not voted/No effect(3)	Voted “For”
Proposal 2	Advisory, non-binding vote to approve executive compensation	Majority of votes cast	No effect(3)	Not voted/No effect(3)	Voted “For”
Proposal 3	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm	Majority of votes cast	No effect(3)	Discretionary vote by broker	Voted “For”

(1)	Abstentions and broker non-votes are included in determining whether a quorum is present.

(2)

If you are the shareholder of record and complete your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the annual meeting.

(3)

Under the Pennsylvania Business Corporation Law of 1988, abstentions and broker non-votes are not counted as “votes cast.” The “majority of votes cast” standard for approval requires that the number of votes cast “for” the proposal exceed the number of votes cast “against” the proposal.

Our Amended and Restated Articles of Incorporation (the “Articles”) provide that, in an uncontested election, a nominee must receive a majority of the votes cast to be elected. A majority of the votes cast means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” that nominee. Under our Articles, if an incumbent director who is a candidate for re-election is not elected, the director will be deemed to have tendered his or her resignation to the Board of Directors. The Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken, and the Board of Directors will be required to act on the Governance Committee’s recommendation and disclose its decision and the rationale for the decision. If a nominee fails to receive a majority of the votes cast and the Board of Directors accepts the director’s resignation or the

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PROXY STATEMENT

director retires, there would be a vacancy created on the Board of Directors. Our Board of Directors would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the Board of Directors.

This year’s election of directors is an uncontested election of directors. If there were a contested election, then plurality voting, by which directors receiving the highest number of votes, up to the number of directors to be elected in such election, would be elected.

What if a director nominee is unwilling or unable to serve?

We do not expect that to occur. If it does, proxies will be voted for a substitute director nominee designated by our Board of Directors.

Are dissenters’ rights applicable to any of the matters to be voted on at the meeting?

No. Dissenters’ rights do not apply to any of the matters to be voted on at the meeting.

Who will count the vote?

The Judge of Election appointed at the meeting, together with a representative of Broadridge Financial Solutions, Inc., will serve as the inspector of election.

How many shares can be voted at the meeting and what is the total number of votes that can be cast?

As of March 4, 2020, the record date for the meeting, 17,732,818 shares of Quaker Houghton common stock were issued and outstanding. Every holder of Quaker Houghton common stock is entitled to one vote for each share held of record on the record date; therefore, at the annual meeting, a maximum of 17,732,818 votes can be cast.

How many votes may I cast at the meeting?

You will be entitled to cast one vote for each share of common stock you held on March 4, 2020, the record date for the meeting.

What is a “quorum”?

The presence of shareholders entitled to cast at least a majority of the votes entitled to be cast on a particular matter will constitute a “quorum” for the purpose of considering that matter. For purposes of determining the presence of a quorum, the votes of a shareholder will be counted if the shareholder is present in person or by proxy. Shares that are the subject of abstentions or broker non-votes will be counted for purposes of determining a quorum.

Who can attend the Annual Meeting? How do I attend?

All shareholders of Quaker Houghton who owned shares of record on March 4, 2020 may attend the meeting. If you want to vote in person and you hold Quaker Houghton common stock in street name (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you must obtain a proxy card issued in your name from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification. If you hold stock in street name and want to attend the meeting but not vote in person at the meeting, you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification.

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PROXY STATEMENT

We currently plan to hold the Annual Meeting at our headquarters, located at 901 E. Hector Street, Conshohocken, Pennsylvania 19428, at 8.30 A.M., local time, on May 13, 2020. We are, however, continuing to monitor the public health and safety concerns related to the coronavirus disease 2019 (COVID-19) and the various measures being implemented to reduce its spread. If we determine it is advisable not to hold the Annual Meeting in person, we may decide to change the date, time or location of the meeting, including to hold it “virtually.” Our Board of Directors has authorized our Chairman, Michael F. Barry, to take any such action, including postponing the meeting if he determines it to be appropriate under the circumstances. If we do make such a change, we will promptly provide public notice in a manner compliant with applicable SEC guidance and the Pennsylvania Business Corporation Law.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the proposals described in this proxy statement. However, if any other business is properly presented at the meeting, the proxy being solicited by the Board of Directors will give authority to Michael F. Barry and Robert T. Traub to vote on such matters at their discretion and they intend to do so in accordance with their best judgment.

Who will pay the cost of this proxy solicitation and how will the solicitation be conducted?

We will pay the expenses of soliciting proxies in the form included with this proxy statement, including the cost of preparing, assembling and mailing material in connection with the solicitation. In addition to the use of the mail, our directors, executive officers and employees may, without additional compensation, solicit proxies by telephone, facsimile, electronic mail and personal contact. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials and Quaker Houghton’s annual report, including its Annual Report on Form 10-K, to any beneficial holder of Quaker Houghton common stock.

Does the Company utilize “householding” for mailing of its proxy materials?

The Securities and Exchange Commission (the “SEC”) permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivery of a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. Quaker Houghton has instituted householding for its registered shareholders; some intermediaries may also be householding Quaker Houghton’s proxy materials and annual report. Once you have received notice from the Company, your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you or another shareholder who shares your address provides contrary instructions.

If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you should contact Victoria K. Gehris, Assistant Secretary, at 1-610-832-4246, or inform her in writing at Quaker Houghton, Shareholder Services, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. If you hold shares through an intermediary and no longer wish to participate in householding, you should contact your bank, broker or other nominee record holder.

Shareholders who share an address and are receiving multiple copies of annual reports or proxy statements but would like to receive a single copy can contact Victoria K. Gehris at the telephone number or address noted above.

We undertake to deliver promptly to any shareholder at a shared address, upon written or oral request, a copy of Quaker Houghton’s proxy statement and annual report. You may request these documents by calling the telephone number or writing to the address noted above.

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PROPOSAL 1

Proposal 1 – Election of Directors and Nominee Biographies

What is the makeup of the Board of Directors?

The Articles divide our Board of Directors into three classes, each consisting, as nearly as possible, of one-third of the directors. The shareholders elect the members of one class each year to serve for a term of three years. Directors elected to fill vacancies and newly created directorships serve for the balance of the term of the class to which they are elected. Currently, there are eleven directors, three directors in Class I and four directors in each of Class II and Class III. The current terms of the Class I directors expire at the 2020 annual meeting of shareholders. At the 2020 annual meeting, three Class I directors are to be elected with each member to serve a three-year term expiring in 2023 and until his successor is duly elected and qualified. The Board of Directors has decided that with Mr. Robert E. Chappell not sitting for reelection this year, at that time the size of the Board will be reduced by one member. The Board is seeking to realign its classes as required by such Articles so that the classes stay as nearly even as possible. Accordingly, Mr. Donald R. Caldwell, who is currently serving as a Class II director, has been nominated as a Class I director to fill the vacancy in Class I, along with the other incumbent Class I directors who are eligible for election, Messrs. Robert H. Rock and Ramaswami Seshasayee. If elected, Mr. Caldwell will serve as a Class I director going forward. If Mr. Caldwell is not elected to serve as a Class I director, he will continue to serve as a Class II director.

Are there any members of the class of directors to be elected at the meeting who are not standing for reelection?

Yes. Mr. Robert E. Chappell will not be a nominee for reelection this year. Mr. Chappell reached the normal director retirement age of 72, as outlined in the Company’s Corporate Governance Guidelines, in September 2017.

Who are the Board’s nominees this year?

Messrs. Donald R. Caldwell, Robert H. Rock and Ramaswami Seshasayee are the nominees for election to the Board of Directors as Class I members. Each nominee, if elected, would hold office until our 2023 annual meeting of shareholders and until his successor is duly elected and qualified. Mr. Donald R. Caldwell reached the normal director retirement age in June 2019 and typically would not stand for reelection at the 2020 annual meeting of shareholders. However, the Board of Directors has made an exception to the Board’s normal retirement policy and has asked Mr. Caldwell to switch Classes and stand for reelection for an additional term. The Board of Directors has made this exception for Mr. Caldwell in order to retain his knowledge and experience in financial reporting, risk assessment, strategic planning and corporate development and given his excellent work as the Lead Director and Chairperson of the Board’s Executive Committee and his active engagement with Board of Director matters. Mr. Caldwell has agreed to stand for election for an additional term.

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PROPOSAL 1

Below is information about our nominees for election to the Board as Class I members, including descriptions of their qualifications and their business experience and directorships over the past five years:

Donald R. Caldwell, 73

Director Since: 1997 Lead Director Executive Committee (Chair) Audit Committee Compensation Committee Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc.

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Deep financial, entrepreneurial and business expertise perspective, especially on strategic and financial matters

•	Experience in financial reporting, risk assessment, strategic planning and corporate development

•	Complementary experience and continuing education in corporate governance, finance and strategy as a member of the boards and board committees of other public companies

Mr. Caldwell, an experienced and successful investor, co-founded Cross Atlantic Capital Partners, Inc., a venture capital management company, and has served as its Chairman and Chief Executive Officer since 1999. He was Chief Executive Officer of InsPro Technologies Corporation, a company that focuses on providing a policy administration software solution in the insurance industry, one of Cross Atlantic Capital Partners’ portfolio companies from January 2015 to October 2017. Previously, he was President and Chief Operating Officer of Safeguard Scientifics, Inc., a holding company with investments in the growth-stage technology and life sciences businesses, from February 1996 to February 1999. He has been our Lead Director since 2016. He is a director and Chairman of the Board of InsPro Technologies Corporation and a director of Lightning Gaming, Inc., both of which are Cross Atlantic Capital Partners’ portfolio companies. In addition, he is currently a director of Haverford Trust Company and a director and Chairman of the Board of Simplicity Esports and Gaming Company (formerly known as I-AM Capital Acquisition Company). He served as a director of Fox Chase Bancorp. Inc. from October 2014 to July 2016. He also served as a director of Rubicon Technology, Inc. from February 2001 to November 2017, and as a director of Amber Road Inc., from March 2005 to December 2016, both of which are Cross Atlantic Capital Partners’ portfolio companies.

Robert H. Rock, 69

Director Since: 1996 Compensation Committee (Chair) Executive Committee Chairman and Chief Executive Officer of MLR Holdings, LLC

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Experience in organizational development, global organizations, governance, strategic planning and corporate development

•	Complementary experience and continuing education through his service on the boards of both public and private companies

Mr. Rock has been Chairman and Chief Executive Officer of MLR Holdings, LLC, an investment company operating in the publishing and information industry, since January 2015, having also served as President of MLR Holdings, LLC (and its predecessor, MLR Publishing Company) since 1989. Previously, he was Chairman of The Hay Group, a management consulting firm, from 1984 to 1987. He currently is a trustee of The Penn Mutual Life Insurance Company.

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PROPOSAL 1

Ramaswami Seshasayee, 71

Director Since: 2019 Compensation Committee Former Managing Director and Chief Executive Officer of Ashok Leyland Limited India

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Experience in accounting/finance, financial reporting, risk assessment, industrial marketing, organizational development, global organizations, governance, strategic planning, mergers and acquisitions, technology and science, and manufacturing

•	Complementary experience and continuing education in corporate governance through his service on the boards of both public and private companies

Mr. Ramaswami Seshasayee was the Managing Director and Chief Executive Officer at Ashok Leyland Limited, India, a company known for being the second largest manufacturer of commercial vehicles in India, the fourth largest manufacturer of buses in the world and the twelfth largest manufacturer of trucks, from April 1998 to March 2011; its Executive Vice Chairman from April 2011 until March 2013; and its Non-Executive Vice Chairman from April 2013 until July 2016. Mr. Seshasayee currently serves as a member of the board of directors of Asian Paints, Ltd. Mr. Seshasayee served as Chairman of IndusInd Bank Ltd. India from June 2007 until August 8, 2019. Prior to the combination with Quaker Chemical Corporation, he also served as a member of the board of directors of Houghton International Inc. from April 2013 until July 31, 2019.

The Board believes that, in addition to the information presented above regarding each director nominee’s specific experience, qualifications, attributes and skills, each director nominee has significant leadership experience derived from his professional experience and has a reputation for integrity and honesty and adheres to high ethical standards. These attributes have led the Board to conclude that each of the nominees should continue to serve as a director of Quaker Houghton. The process undertaken by the Company’s Governance Committee in recommending these nominees is described below under the heading “Governance Committee Procedures for Selecting Director Nominees.”

The Board recommends that you vote “FOR” the election of Donald R. Caldwell, Robert H. Rock and Ramaswami Seshasayee as directors of Quaker Houghton.

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CONTINUING DIRECTORS

Biographies of Continuing Directors

Mr. Caldwell is being nominated to fill a vacancy created in Class I. If Mr. Caldwell is not elected to serve as a Class I director, he will continue to serve as a Class II director. Information regarding Mr. Caldwell is presented above with the other Class I nominees. Below is information about our incumbent directors who were elected as Class II members of the Board in 2018 and whose terms expire in 2021, including descriptions of their qualifications and business experience and directorships over the past five years:

Michael F. Barry, 61

Director Since: 2008 Chairman of the Board Executive Committee Chief Executive Officer and President

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Extensive and valuable experience acquired through his various leadership positions within Quaker Houghton

•	Extensive knowledge of accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, corporate development, research and development and manufacturing

•	Complementary experience and continuing education in corporate governance through his service as a member of the board of directors of other public companies

Mr. Barry has been our Chief Executive Officer and President since October 2008 and our Chairman of the Board since May 2009. He has held leadership and executive positions of increasing responsibility since joining the Company in 1998, including Senior Vice President and Managing Director–North America from January 2006 to October 2008; Senior Vice President and Global Industry Leader–Metalworking and Coatings from July to December 2005; Vice President and Global Industry Leader–Industrial Metalworking and Coatings from January 2004 to June 2005; and Vice President and Chief Financial Officer from 1998 to August 2004. Mr. Barry currently serves as a director of Livent Corporation and Rogers Corporation, but will not stand for re-election as a director of Rogers Corporation at the company’s annual meeting of shareholders in May 2020.

Jeffry D. Frisby, 64

Director Since: 2006 Audit Committee Compensation Committee President and Chief Executive Officer of PCX Aerostructures, LLC

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Experience in manufacturing, particularly in the aerospace industry and accounting/finance, financial reporting, industrial marketing, organizational development, global organizations, strategic planning and corporate development

•	Complementary experience and continuing education in corporate governance through his service on the boards of both public and private companies

Mr. Frisby has been President and Chief Executive Officer of PCX Aerostructures, LLC since April 2017. PCX Aerostructures, LLC is a leading supplier of highly engineered, precision, flight critical and structural assemblies for rotorcraft and fixed wing aerospace platforms. He previously was Chief Executive Officer of Triumph Group, Inc., a public company that manufactures aerospace structures, systems and components, from July 2012 to April 2015, and its President from July 2009 to April 2015. He was also Triumph’s Chief Operating Officer from July 2009 to July 2012. Prior to that position, he was Group President of Triumph Aerospace Systems Group, a group of companies that design, engineer and manufacture a wide range of proprietary and build-to-print components, assemblies and systems for global aerospace original equipment manufacturers, from April 2003 to July 2009. He also held a variety of other positions within the Triumph Group as well as a predecessor group company, Frisby Aerospace, Inc. Mr. Frisby served as a director of Triumph Group, Inc. from July 2012 to April 2015. He currently serves as a director of Astronics Corporation and PCX Aerostructures, LLC.

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CONTINUING DIRECTORS

Michael J. Shannon, 59

Director Since: 2019 Audit Committee Former Chief Executive Officer of Houghton International Inc.

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Extensive and valuable experience acquired through his leadership roles in global chemical businesses

•	Experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, research and development and manufacturing

•	Complementary experience and continuing education in corporate governance through his service on the boards of both public and private companies

Mr. Shannon was the Chief Executive Officer of Houghton International Inc., a global leader in delivering advanced metalworking fluids and services for the automotive, aerospace, metals, mining, machinery, offshore and beverage industries, from December 2015 until July 31, 2019. Previously, he was Houghton’s Chief Operating Officer from April 2014 until November 2015. Mr. Shannon joined Houghton in 2009 as Senior Vice President Global Operations, Supply Chain, Information Technologies (IT) and Environmental, Health and Safety (EH&S) before assuming additional commercial responsibilities prior to becoming Chief Operating Officer. Prior to joining Houghton, he spent 24 years at Ashland Inc. in various senior-level positions including Corporate Officer and President of Global Supply Chain. Mr. Shannon served as a member of the board of directors of Houghton International Inc. from December 2015 until its combination with Quaker Chemical Corporation. He also served as a director of Reichhold Chemical from June 2016 to July 2017. He currently serves as a member of the board of directors of Hexion Inc.

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CONTINUING DIRECTORS

Below is information about our other incumbent directors who were elected as Class III members of the Board in 2019 and whose terms expire in 2022, including descriptions of their qualifications and business experience and directorships over the past five years:

Mark A. Douglas, 57

Director Since: 2013 Audit Committee Governance Committee President and Chief Operating Officer; President and CEO-elect of FMC Corporation

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Management experience of a global chemical business

•	Experience in accounting/finance, industrial marketing, organizational development, global organizations, strategic planning, corporate development, technology and science

•	Complementary experience and continuing education through his service on the boards of private companies

Mr. Douglas has been President and Chief Operating Officer of FMC Corporation since June 2018. He also became President and CEO-elect on December 18, 2019. FMC is an agricultural sciences company that advances farming through innovative and sustainable crop protection technologies. He previously was President, FMC Agricultural Solutions from October 2012 through May 2018, President, FMC’s Industrial Chemicals Group from January 2011 to September 2012 and Vice President, Global Operations and International Development in 2010. Before joining FMC, Mr. Douglas held various senior management positions with Dow Chemical, a leader in specialty chemicals delivering products and solutions to sectors such as electronics, water, energy and coatings. He was Vice President, President–Asia, Dow Advanced Materials from April to December 2009. Prior to that, he was based in Shanghai, China as Corporate Vice President, President–Asia of Rohm and Haas Company, a chemical manufacturing company, from March 2007 to April 2009. Mr. Douglas currently serves as a director of Crop Life International and also serves on the board of trustees of the Pennsylvania Academy of Fine Arts.

Sanjay Hinduja, 55

Director Since: 2019 Governance Committee Chairman of Gulf Oil International Limited

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Experience in accounting/finance, financial reporting, risk assessment, organizational development, global organizations, governance, strategic planning and mergers and acquisitions

•	Complementary experience and continuing education through his service on the board of private companies

Mr. Hinduja has been Chairman of Gulf Oil International Limited, which is part of the privately controlled multibillion Hinduja Group of Companies, since February 2001. He has been employed by the Hinduja Group of Companies since January 1998 and has been responsible for leading Gulf Oil’s global strategy and expansion. He was the Non-Executive Chairman of Gulf Oil Corporation Limited from August 2005 until September 2014. He currently serves as a member of the board of directors of Gulf Oil International Middle East Limited, Gulf Oil Middle East Limited, Gulf Oil Philippines Inc., Sangam Limited, Gulf Oil Marine Limited, and also serves as the Chairman of Gulf Oil Lubricants India Limited. Mr. Hinduja served as Chairman of Houghton International Inc. from January 2013 until its combination with Quaker Chemical Corporation. Mr. Hinduja currently serves as a trustee of the Hinduja Foundation UK, which is responsible for the Hinduja Family philanthropic activities in the UK.

2020 Proxy Statement | 11

CONTINUING DIRECTORS

William H. Osborne, 60

Director Since: 2016 Compensation Committee Governance Committee Vice President, Total Quality Enterprise Performance of The Boeing Company

DIRECTOR QUALIFICATION HIGHLIGHTS

•	30 years of automotive industry experience

•	Seasoned executive with significant experience in accounting/finance, financial reporting, engineering, global manufacturing and quality, industrial sales and marketing, organizational development, global organizations, governance, strategic planning, mergers and acquisitions, divestitures and corporate development

Mr. Osborne has been Vice President, Total Quality Enterprise Performance of The Boeing Company since May 2018. The Boeing Company is the world’s largest aerospace company and a leading manufacturer of commercial jetliners and defense, space and security systems. Before joining Boeing, he was Senior Vice President of Global Manufacturing and Quality at Navistar International Corporation, a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, from August 2013 to April 2018. He was also Senior Vice President of Custom Products at Navistar from May 2011 to August 2013. Before joining Navistar, he served as President and Chief Executive Officer of Federal Signal Corporation, a designer and manufacturer of a suite of products and integrated solutions for municipal, governmental, industrial and airport customers, from September 2008 to October 2010.

Fay West, 51

Director Since: 2016 Audit Committee (Chair) Governance Committee Senior Vice President and Chief Financial Officer of SunCoke Energy, Inc.

DIRECTOR QUALIFICATION HIGHLIGHTS

•	Extensive experience in accounting/finance, financial reporting, risk assessment, mergers and acquisitions, divestitures and business restructuring, organizational development, global organizations, strategic planning, governance and corporate development

•	Complementary experience and education in corporate governance through her service as a member of the board of directors of another public company

Ms. West has, since October 2014, been Senior Vice President and Chief Financial Officer of SunCoke Energy, Inc., the largest independent producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry. She also served as Senior Vice President and Chief Financial Officer of SunCoke Energy Partners, L.P., a publicly traded master limited partnership that manufactures coke used in the blast furnace production of steel and provides coal handling services to the coke, steel and power industries, from October 2014 until its merger with SunCoke Energy Partners GP LLC on January 1, 2020. Previously, she was SunCoke Energy’s Vice President and Controller from February 2011 to October 2014 and Vice President and Controller of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P. from July 2012 to October 2014. Prior to joining SunCoke Energy, Ms. West was Assistant Controller at United Continental Holdings, Inc., an airline holding company, from April 2010 to January 2011. She served as a director of SunCoke Energy Partners, L.P. from October 2014 until June 28, 2019.

12 | 2020 Proxy Statement	Quaker Houghton

CORPORATE GOVERNANCE

Corporate Governance

Leadership Structure

Quaker Houghton’s business is conducted by its officers, managers and employees under the direction of the Chief Executive Officer (“CEO”) and with oversight by the Board of Directors. The Company’s CEO is also the Chairman of the Board of Directors. The Board has long held that, given Quaker Houghton’s size and management structure, it is best to combine the roles of Chairman of the Board and CEO. The Board believes having one leader serving as both Chairman and CEO provides decisive and effective leadership.

The Board of Directors has also appointed an independent Lead Director. The Lead Director rotates on a biennial basis unless the Board determines that the reappointment of the Lead Director at the end of a two-year term is in the best interests of the Company. The Lead Director serves as the liaison between the Chairman/CEO and the Board of Directors. The Lead Director also ensures that the respective responsibilities of the directors and the Chairman/CEO are understood; collaborates with the Chairman/CEO to ensure the appropriate flow of information to the Board; works with the Chairman/CEO to develop the agendas for Board meetings; coordinates and develops the agenda for and presides over sessions of the Board’s independent directors; ensures appropriate minutes are kept of such meetings and, as appropriate, communicates to the Chairman/CEO the substance of such discussions. Mr. Donald R. Caldwell is currently the Lead Director, having been reappointed to the position for a two-year term in May 2018.

Director Independence

In accordance with NYSE rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted which include all elements of independence set forth in the NYSE listing standards. The Company’s director independence standards are described in the Company’s Corporate Governance Guidelines.

On an annual basis, each director and executive officer is obligated to disclose, among other things, any transactions with the Company in which the director (or any organization of which the director is a partner, shareholder or officer) or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Based on the Company’s adopted independence standards and the information provided by the directors, the Board determined at its meeting held on February 26, 2020, that all non-employee directors who served in fiscal 2019, as well as each nominee for director and those non-employee directors who will continue to serve after our 2020 annual meeting of shareholders, are independent within our guidelines and have no material relationship with the Company as defined by our guidelines. The Company’s independent non-employee directors are Donald R. Caldwell, Robert E. Chappell, Mark A. Douglas, Jeffry D. Frisby, Sanjay Hinduja, William H. Osborne, Robert H. Rock, Ramaswami Seshasayee, Michael J. Shannon and Fay West. With respect to Mr. Osborne, the Board considered the scope and nature of the business Quaker Houghton transacts with The Boeing Company, a company at which Mr. Osborne is currently serving as Vice President, Total Quality Enterprise Performance, as further discussed under “Certain Relationships and Related Party Transactions,” and determined per the Company’s Corporate Governance Guidelines that the transactions are not material to him and do not impair his independence or present a conflict of interest on his part in connection with his service on the Board.

Based on the Company’s independence standards, the Board has affirmatively determined that Michael F. Barry is not independent because he currently serves as an executive officer of the Company. There are no family relationships between any of the Quaker Houghton directors, executive officers or nominees for election as directors.

2020 Proxy Statement | 13

CORPORATE GOVERNANCE

Governance Committee Procedures for Selecting Director Nominees

The Governance Committee’s goal is to assemble a Board that brings to Quaker Houghton a variety of perspectives and skills derived from high quality business and professional experience. The current composition of the Board includes directors (including those nominated for reelection this year) with complementary skills, expertise and experience such that the Board, on the whole, has competence and experience in a wide range of areas.

Quaker Houghton’s Board includes eleven directors who are or have served as chief executive officers or in other senior management roles, nine directors with specialized accounting and finance knowledge, five directors with experience in the chemical industry or other technology or science areas, eight directors who have served on the boards of other public companies, eleven directors with international business experience and seven directors with experience in industries served by Quaker Houghton. The Governance Committee will continue to evaluate the needs of Quaker Houghton and its shareholders to ensure that the competency of the Board, as a whole, is relevant and robust.

In evaluating director nominees, the Governance Committee considers the appropriate size of Quaker Houghton’s Board of Directors and the needs of Quaker Houghton and its shareholders with respect to the particular talents, experience and capacities of its directors, including: experience in industries similar to Quaker Houghton’s; managerial and other leadership experience; business acumen and other particular expertise; business development experience; strategic capability; independence of judgment; familiarity with corporate governance and the responsibilities of directors and the ability to fulfill those responsibilities; standing and reputation as a person of integrity; the potential contribution of each individual to the diversity of backgrounds, experience and competencies that the Governance Committee desires to have represented; and ability to work constructively with the CEO and the Board. In considering nominees for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and the anticipated contributions of the individual as a member of the Board.

Under Quaker Houghton’s Corporate Governance Guidelines, directors who also serve as CEOs or in equivalent positions should not serve concurrently on more than three other boards of public companies in addition to the Quaker Houghton Board, and directors who do not serve as CEOs or in equivalent positions should not serve concurrently on more than four other boards of public companies in addition to the Quaker Houghton Board. Under the listing standards of the NYSE, without specific approval from the Board, no member of the Audit Committee may serve on more than two public company audit committees in addition to Quaker Houghton’s Audit Committee. The Board has determined that Mr. Caldwell’s simultaneous service on the audit committees of more than two public companies in addition to Quaker Houghton’s does not impair his ability to effectively serve on Quaker Houghton’s Audit Committee.

When identifying and evaluating nominees for director, the Governance Committee first examines whether current members of the Board are willing to continue their service. Current members of the Board with skills and experience that are relevant and who are willing to continue to serve are considered for renomination, balancing the value of continuity of service with that of obtaining a new perspective. If a current member does not choose to stand for reelection, the Governance Committee will not recommend that director for reelection. If the Governance Committee recommends an increase in the membership of the Board, it will identify the experience and personal capacities desired and will seek suggestions as to nominees from the current Board membership. In addition, and as has been done in the past, the Governance Committee may engage third parties to assist in the identification or evaluation of potential director nominees.

14 | 2020 Proxy Statement	Quaker Houghton

CORPORATE GOVERNANCE

Summary of Director Core Competencies

The following chart summarizes the core competencies currently represented on our Board.

SKILLS	DIRECTORS WITH EXPERIENCE

Senior Leadership	11

Accounting / Financial Experience	9

Technology / Science / Chemical Industry	5

Other Public Company Board Experience	8

International Business Experience	11

Industry Knowledge	7

Although we do not have a formal policy regarding diversity and do not have constituent or representative directors, diversity is one important factor, among many, in our nomination process. The Governance Committee considers a variety of factors, including age, gender, race, executive and professional experience, and perspectives of the candidate and how the candidate’s qualifications will enhance the composition of the Board of Directors as a whole.

All but one of our continuing directors are independent and our Board has a mix of relatively newer and longer-tenured directors. The charts below show board makeup by various characteristics:

Shareholder Nominations and Recommendations

The Company’s Restated By-Laws (“By-Laws”) describe how shareholders may nominate candidates for election to our Board of Directors. For our 2021 annual meeting of shareholders, shareholders may nominate a candidate for election to our Board only by sending written notice to our Corporate Secretary at our principal office at 901 E. Hector Street, Conshohocken, Pennsylvania 19428. This notice must be received on or before February 12, 2021, but no earlier than January 13, 2021 (except that if the date of the 2021 annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2020 annual meeting, this notice must be received no earlier than the close of business on the 120th day before the date of the 2021 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2021 annual meeting or, if the first public announcement of the date of the 2021 annual meeting is less than 100 days before the date of the meeting, by the 10th day after the public announcement).

2020 Proxy Statement | 15

CORPORATE GOVERNANCE

The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.15 and 2.13 of our By-Laws, including, among other things: (i) the name, age, principal occupation and business and residence address of each person nominated; (ii) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by each person nominated; (iii) the name and record address of the shareholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by the shareholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (v) a description of any direct and indirect compensation and other monetary agreements, arrangements and understandings, and any other material relationships (including any familial relationships) between the shareholder giving notice (and the beneficial owner) and the nominee and any respective affiliates, associates or others with whom any of them are acting; and (vi) a description of any hedging or other transaction that has been entered into by or on behalf of, or any other agreement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, the shareholder or any shareholder associated person (as defined in the By-Laws) with respect to any share of our stock, as well as certain other information. This list of required information is not exhaustive. A copy of the full text of the relevant By-Law provisions, which includes the complete list of all information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Investors/Corporate Governance section of our website at https://www.quakerhoughton.com.

In addition to a shareholder’s ability to nominate candidates to serve on our Board as described above, shareholders also may recommend to the Governance Committee a prospective nominee for its consideration. The Governance Committee will consider timely recommendations received from shareholders regarding director nominee candidates and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a shareholder after January 1 of any year is not assured of being considered for nomination in that year. The Governance Committee applies the same criteria in evaluating candidates nominated by shareholders as it does in evaluating candidates identified by Company sources. No shareholder or group of shareholders recommended a director nominee for election at Quaker Houghton’s 2020 annual meeting of shareholders.

Board Oversight of Risk

While the Board has the ultimate oversight responsibility for risk management, consistent with the Company’s By-Laws, the Board has delegated much of the responsibility for risk management to the standing Committees of the Board. The Audit Committee has oversight over financial risks, such as financial reporting and internal controls; compliance risks, including oversight of the compliance program and disposition of certain complaints and/or violations of the Code of Conduct and Financial Code of Ethics; and operational risk, such as loss of property, cyber-security, business interruption and other exposures traditionally mitigated through insurance products.

In addition, the Compensation/Management Development Committee is responsible for developing a balanced compensation system for all employees, including appropriate long-term and short-term incentive compensation targets that encourage a level of risk-taking behavior consistent with the overall financial/strategic goals of the Company, as well as oversight of the management, development and succession

16 | 2020 Proxy Statement	Quaker Houghton

CORPORATE GOVERNANCE

processes. Finally, from time to time, Quaker Houghton faces other risks material to its business and, in those circumstances, the Board (or at times, the Executive Committee) is regularly informed and provides input and advice on actions being considered to mitigate exposures associated with those risks. As appropriate, the Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our development activities. Further, the Board is routinely informed of developments at and affecting the Company that could affect our risk profile or other aspects of our business through reports from our business units and otherwise. This oversight by the Board is designed to maintain an appropriate level of risk and to address new risks as they arise.

Communications with the Board of Directors; Corporate Governance Guidelines

Shareholders or other interested parties may communicate with any of our directors, including non-management directors, by writing to them c/o Robert T. Traub, Senior Vice President, General Counsel and Corporate Secretary, at the address set forth below. All communications received will be forwarded to the Governance Committee and the addressee. The Board believes it is management’s role to speak for Quaker Houghton and, accordingly, any such communication received will be shared with the Chief Executive Officer and other executive officers, as appropriate. The Company has adopted Corporate Governance Guidelines and other governance materials. Our Code of Conduct, Financial Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and Audit, Compensation/Management Development and Governance Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our website at https://www.quakerhoughton.com or by written request addressed to Quaker Houghton, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Victoria K. Gehris, Assistant Secretary. The references to our website contained in this proxy statement are for informational purposes, and the content of the website is not incorporated by such references in this proxy statement.

Code of Conduct

The Company has a compliance program, the governing documents of which include a Code of Conduct (which is applicable to all of the Company’s directors, executive officers and employees) and a Financial Code of Ethics for Senior Financial Officers (which is applicable to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Global Controller, Senior Treasury Analyst, each Controller at majority-owned affiliates, Assistant Controller, and other individuals performing similar functions designated by the Board). The Company’s compliance program embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its longstanding commitment to fairness, honesty, integrity and full Company compliance with all laws affecting the Company’s business.

The Company’s compliance program includes a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Conduct or the Financial Code of Ethics for Senior Financial Officers relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;
•	theft or fraud of any amount;
•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest;
•	violations of securities and antitrust laws; and
•	violations of the Foreign Corrupt Practices Act.

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CORPORATE GOVERNANCE

Any employee, shareholder or other interested party can call the Quaker Houghton Hotline at 1-800-869-9414 or 1-503-747-1970 from outside the United States. The Quaker Houghton Hotline is a toll-free telephone line dedicated solely to receiving questions and concerns and directing them to the appropriate authority for action. All calls are answered by an independent third-party service available 24 hours a day, seven days a week. Alternatively, any employee, shareholder or other interested party may report such activity or issues via https://quakerhoughton.ethicspoint.com, an independent third-party provider. At that website, an interested party will be provided with a case number, which will allow the individual to request a follow-up. To further track the case, one may also request a login and password, which will allow the individual to follow-up on the case as necessary.

The Audit Committee oversees the administration of the Company’s compliance program and is directly responsible for the disposition of all reported violations of the Financial Code of Ethics for Senior Financial Officers and complaints received regarding accounting, internal accounting controls or audit matters. In addition, the Audit Committee is responsible for the disposition of all violations of (and approves any requested waivers to) the Code of Conduct for directors and executive officers and for the disposition of other serious violations of the Code of Conduct. No such waivers were requested in 2019. We maintain a current copy of our Financial Code of Ethics for Senior Financial Officers and will promptly post any amendments to or waivers of our Financial Code of Ethics for Senior Financial Officers on our website at https://www.quakerhoughton.com under the heading Investors/Corporate Governance.

Employee, Officer and Director Hedging

As described in the Company’s Policy Relating to Confidentiality of Information and Insider Trading in Securities, all directors, officers and employees of Quaker Houghton and its subsidiaries, may not participate in hedging type activities in Quaker Houghton stock, including trading in puts, calls or similar options on Quaker Houghton stock or selling Quaker Houghton stock “short.” Such individuals may, however, receive and exercise stock options granted to them by Quaker Houghton.

Quaker Houghton At-A-Glance

On August 1, 2019, Quaker Chemical Corporation completed its combination (the “Combination”) with Houghton International Inc. (“Houghton”). Quaker Houghton is now the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge, and customized services. With over 4,000 employees, including chemists, engineers and industry experts, and robust research and development, we seek to help our customers optimize processes, reduce costs, advance safety and sustainability, and advance progress.

During the year ended December 31, 2019, Quaker Houghton achieved net sales of $1.1 billion, net income of $31.6 million and gross margin of 34.6%, which reflects five months of inclusion of the operations of Houghton since the Combination. These results reflect significant combination and other acquisition-related expenses as well as challenging market conditions and foreign exchange headwinds, but operating margins remained strong and the Company made good progress on its integration and cost synergies initiatives. Our management believes that the recently completed combination provides Quaker Houghton with greater opportunity to deliver innovative solutions and to help its customers’ operations run more effectively, efficiently and sustainably.

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CORPORATE GOVERNANCE

Commitment to Sustainability

We, at Quaker Houghton, understand that we have a great responsibility to act sustainably towards our environment, communities, colleagues and customers. At its core, sustainability focuses attention on meeting the needs of the present while managing environmental, social and economic concerns in a responsible and ethical manner so that future generations can thrive. Our sustainability strategy is built on our core values which have three drivers: principles, performance and people:

Principles

•	Live Safe: Safety is the core of our culture.
•	Act with Integrity: Trust is the cornerstone of our business.

Performance

•	Exceed customer expectations: We care about our customers and are dedicated to their success.
•	Drive results: We continually seek to improve.

People

•	Embrace diversity: We learn from and are inspired by our team and believe our differences make us better.
•	Do great things together: We work together and collaborate across roles, across disciplines, and across the globe for a shared purpose.

In 2020, we have dedicated more resources towards our sustainability program and have established a board Sustainability Committee and also an executive Sustainability Steering Committee to drive further progress.

We are proud to report that in 2019 we achieved significant progress on our sustainability initiatives, including publishing our 2019 Sustainability Report (available on our website at: www.quakerhoughton.com/sustainability).

2019 SUSTAINABILITY INITIATIVE HIGHLIGHTS

Kicked off our Live Safe campaign and demonstrated excellence in EH&S:

•  The global Live Safe campaign reflects safety as the core of the Company’s culture

•  94% of all Quaker Houghton and FluidCare™ sites achieved zero recordables

•  Achieved a 0.76 total recordable incident rate (surpassing our goal of 0.85)

•  Our product stewardship team provided colleagues and customers with tools and training designed to bring our products to market sustainably

•  We received 15 awards from our customers for our EH&S and Quality Performance

•  All Quaker Houghton sites have environmental, health and safety management systems. Site certifications include RC14001, ISO14001, OHSAS18001, ISO45001, and ISO50001

Successfully completed a five-year (2014-2019) environmental footprint reduction initiative at Quaker, which resulted in:

•  Waste reduced 13% per ton produced

•  Fuel usage reduced 17% per ton produced

•  Water usage reduced 16% per ton produced

•  Waste water reduced 3% per ton produced

Colleagues demonstrated strong employee and community engagement:

•  Employees stay 10 years on average

•  Our global headquarters was named top places to work in Philadelphia by The Inquirer in 2019

•  Around the globe our colleagues focused on education-based community engagement:

•  Enhancing STEM programs in local middle and high schools

•  Hosting career fairs at local sites broadening student’s exposure to business

•  Providing tours of manufacturing plants to introduce students to local industry

•  Judging local high school science festivals

Held our suppliers to a higher standard: • In 2019, we updated and expanded our Supplier Code of Conduct

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CORPORATE GOVERNANCE

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified because they do not relate strictly to historical or current facts, and include statements as to our intents or beliefs, among other things. We caution you not to place undue reliance on our forward-looking statements. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, many of which are beyond our control. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to their businesses, including our customers’ willingness to participate in our sustainability initiatives and our ability to devote adequate resources to such initiatives. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, worldwide economic and political conditions, and other factors related to the Combination, other acquisitions and integration efforts.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, and in our quarterly and other reports filed from time to time with the SEC. We do not intend to update or revise any forward-looking statements to reflect new information or future events or for any other reason.

20 | 2020 Proxy Statement	Quaker Houghton

COMMITTEES

Meetings and Committees of the Board

Our Board of Directors has five standing committees, the Audit, Compensation/Management Development, Executive, Governance, and Sustainability Committees. Each member of the Audit, Compensation/Management Development and Governance Committee is independent as defined for members of the respective committee in the listing standards of the NYSE and Quaker Houghton’s Corporate Governance Guidelines. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Board has affirmatively determined that four of the five members of the Audit Committee, including its current Chair, Fay West, meet the criteria for an “audit committee financial expert” as defined by the SEC and that William H. Osborne, although not currently a member of the Audit Committee, also meets this financial expert criteria. The Board of Directors has adopted a charter for each of these committees other than the Executive Committee and the newly established Sustainability Committee whose charter is expected to be adopted soon. Each committee reports its actions to the full Board at the Board’s next regular meeting. A summary of the principal duties of each committee follows the table below.

Committee Membership and Meetings Held in 2019

Name	Audit	Compensation/ Management Development	Executive	Governance
Michael F. Barry			X
Donald R. Caldwell	X	X	CHAIR
Robert E. Chappell			X	CHAIR
Mark A. Douglas	X			X
Sanjay Hinduja(1)				X(1)
Jeffry D. Frisby	X	X
William H. Osborne		X		X
Robert H. Rock		CHAIR	X
Ramaswami Seshasayee(1)		X(1)
Michael J. Shannon(1)	X(1)
Fay West	CHAIR			X
Number of Meetings in 2019(2)	7	4	0	4

X	Member. Each of the individuals listed in the table above held the committee memberships indicated throughout 2019, unless otherwise indicated.

(1)

Messrs. Hinduja, Seshasayee and Shannon were elected as directors on August 1, 2019. Mr. Hinduja was appointed to the Governance Committee, Mr. Seshasayee was appointed to the Compensation/Management Development Committee and Mr. Shannon was appointed to the Audit Committee on August 1, 2019.

(2)

The Board of Directors held five regular meetings and one special meeting in 2019. Each director, other than Messrs. Hinduja, Seshasayee and Shannon, who were elected on August 1, 2019, attended, in person or by teleconference, at least 75% of the aggregate of all the meetings of the Board and the committee(s) on which he or she served during 2019.

Time is regularly scheduled at each regular meeting for the independent directors to meet as a separate group. The Lead Director acts as chairperson during these sessions.

2020 Proxy Statement | 21

COMMITTEES

Quaker Houghton does not have a formal policy regarding attendance by members of the Board at its annual meeting of shareholders, but all directors are encouraged to attend. In 2019, all then sitting directors attended the annual meeting of shareholders held on May 8, 2019.

Audit Committee:

•	Engages the independent registered public accounting firm and approves all audit and non-audit fees.
•

Reviews and discusses with management and the independent registered public accounting firm the annual and quarterly financial statements, including disclosures in the Company’s SEC Reports under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	Discusses with management and the independent registered public accounting firm any audit concerns or difficulties and management’s response.
•

Reviews the internal audit plan and discusses with the internal auditor and the independent registered public accounting firm their assessment of the effectiveness of Quaker Houghton’s internal controls.

•	Oversees the handling of matters relating to compliance with law and ethics, including adherence to the standards of business conduct and ethics required by Quaker Houghton’s policies.
•	Provides oversight to the Chief Financial Officer and Risk Manager on matters relating to risk management generally.

Compensation/Management Development Committee:

•	Reviews management’s compensation philosophies and policies.
•	Approves annual performance objectives for the CEO, evaluates the CEO’s performance against objectives and makes a recommendation to the Board regarding the CEO’s base salary.
•	Reviews performance evaluations and approves annual salaries for all executive officers, other than the CEO.
•	Approves annual incentive and long-term incentive award opportunities for all executive officers, including the CEO.
•	Administers Quaker Houghton’s Annual Incentive Plan and Long-Term Performance Incentive Plan.
•	Reviews and evaluates management development and succession planning and oversees these processes.
•

Reviews and discusses with management disclosures under the Compensation Discussion and Analysis section of this proxy statement and makes recommendations to the Board for inclusion of the Compensation Discussion and Analysis section in this proxy statement and the Company’s Annual Report on Form 10-K.

Executive Committee:

•	Acts for the Board in situations requiring prompt action when a meeting of the full Board is not feasible.
•	Makes recommendations to the Board about external corporate development programs.
•	Establishes guidelines regarding Quaker Houghton’s capital structure and deployment of capital resources.

Governance Committee:

•	Evaluates the size and composition of the Board and recommends changes as appropriate.
•	Reviews and recommends nominees for election as directors.
•	Reviews the Board’s committee structure and recommends directors to serve as members of each committee.
•	Reviews and makes recommendations to the Board with respect to the compensation of the Company’s directors.

22 | 2020 Proxy Statement	Quaker Houghton

COMMITTEES

•	Develops and reviews annually Quaker Houghton’s Corporate Governance Guidelines.
•	Conducts an annual performance evaluation of the Board and ensures each Board committee conducts its own annual self-evaluation.
•	Reviews and approves related party transactions and similar transactions and establishes policies and procedures for such transactions.

Sustainability Committee:

•	Evaluates and advises the Board and the Company on the Company’s safety, environmental and sustainability programs.
•	Reviews these programs (objectives, plans, and performance) and recommends actions, as necessary, to ensure continuous performance improvement and alignment with internal and external expectations.
•	Monitors program goals in light of environmental and social trends and expectations.
•	Evaluates employee occupational safety and health, process safety and monitors environmental responsibility programs.
•	Monitors the Company’s sustainability program, including program development and advancement, goals and objectives, and progress toward achieving those objectives.
•

Reviews and advises on the Company’s policies and procedures relating to sustainability and social responsibility activities, including those pertaining to: energy consumption, water usage, climate change, greenhouse gases and other emissions, waste disposal, recycling, and global social matters.

The Audit Committee, the Compensation/Management Development Committee and the Governance Committee each operates under a charter. These charters can be found on the Company’s website at https://www.quakerhoughton.com under the heading Investors/Corporate Governance.

2020 Proxy Statement | 23

INTERLOCKS AND INSIDER PARTICIPATION

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation/Management Development Committee during the year ended December 31, 2019 are Robert H. Rock (Chair), Donald R. Caldwell, Jeffry D. Frisby, William H. Osborne and Ramaswami Seshasayee, each of whom is an “independent” director. No member of the Compensation/Management Development Committee was, during 2019, or had previously been, an officer or employee of Quaker Houghton or its subsidiaries nor had any material interest in a transaction with Quaker Houghton or a business relationship with, or any indebtedness to, Quaker Houghton, in each case that would require disclosure under applicable rules of the SEC. During 2019, no executive officer of Quaker Houghton served as a director or a member of the compensation committee of another company, one of whose executive officers served as a member of Quaker Houghton’s Board of Directors or Compensation/Management Development Committee.

24 | 2020 Proxy Statement	Quaker Houghton

PROPOSAL 2

Proposal 2 – Advisory Vote on the Compensation of our Named Executive Officers

As required pursuant to Section 14A of the 1934 Act, our shareholders are being given the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather provide shareholder reaction to our overall executive compensation programs. At the 2017 annual meeting of shareholders, our shareholders voted on an advisory basis in favor of holding advisory votes on the Company’s executive compensation every three years. Following that vote, the Board determined that the advisory vote on the Company’s executive compensation should be held every three years, which most recently occurred at the 2017 annual meeting. Accordingly, the Company asks that you indicate your support of the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section and the accompanying compensation tables and other narrative disclosures contained in this proxy statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take these results into consideration when making future decisions regarding executive compensation for Quaker Houghton’s management team.

The Company has in the past sought and received approval from its shareholders regarding the incentive plans that are used to attract, motivate, retain, and reward our executives. Those incentive plans, including the Annual Incentive Plan (formerly the “Global Annual Incentive Plan”) and the Long-Term Performance Incentive Plan (the “LTIP”), are a significant part of the compensation that the Company provides to its executives. Both the AIP and LTIP have been approved by the Company’s shareholders at previous annual shareholder meetings.

Quaker Houghton compensates its executive officers through a total compensation program consisting of base salary, an annual cash incentive bonus, long-term incentives of both equity awards and cash payments, and a competitive benefits package as explained in this proxy statement. In 2011, 2014 and 2017, our shareholders overwhelmingly approved, on a non-binding basis, the compensation of our Named Executive Officers. Since those approvals, the Company’s executive team has continued to successfully manage the Company through a very challenging business and global economic environment, and, through its on-going efforts, Quaker Houghton has outperformed the market, had record shareholder returns for several years in a row and has more than doubled the size of the Company with its Combination with Houghton. Quaker Houghton is poised to capitalize on new growth opportunities in its base businesses and adjacent markets with its larger global scale and to invest in emerging markets around the globe to expand its reach and to create greater profitability.

We believe that our executive compensation programs are structured to support our Company and our business objectives. Our compensation strategy provides opportunities for highly competitive levels of total compensation when merited by performance; creates incentives to perform over a multiple year-period; and aligns interests of the management team with those of our shareholders. Our Compensation/Management Development Committee works closely with members of management in developing the compensation programs for the Company and reviews studies and analyses provided by outside consultants on compensation trends and issues prior to taking or recommending actions on compensation matters.

We invite you to consider the details of our executive compensation programs by reviewing the Compensation Discussion and Analysis section of this proxy statement, as well as the accompanying compensation tables and narrative disclosures.

2020 Proxy Statement | 25

PROPOSAL 2

The Board has approved a frequency period of every three years (a triennial vote) for non-binding shareholder votes on compensation of our Named Executive Officers. As a result, unless the Board determines otherwise the next such vote will be held at the Company’s 2023 annual meeting.

The Board of Directors recommends that you vote “FOR” approval, on a non-binding basis, of the Company’s compensation of our Named Executive Officers as described in this proxy statement.

26 | 2020 Proxy Statement	Quaker Houghton

EXECUTIVE COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

Introduction

The purpose of this Compensation Discussion and Analysis section is to explain to shareholders how and why compensation decisions are made for the executive officers listed in the Summary Compensation Table below. When we use the term “executive officers,” we mean the Named Executive Officers for fiscal 2019, who are Michael F. Barry, Joseph A. Berquist, Mary Dean Hall, Wilbert Platzer and Robert T. Traub, as well as the Company’s other senior officers.

Executive Summary

The Company is engaged in highly specialized businesses with a broad global footprint, requiring a management team with unique skills and knowledge. Quaker Houghton’s Compensation/Management Development Committee (the “Committee”) believes that our compensation programs must be competitive in order to attract and retain high-performing executives with the requisite skill set and performance orientation and has implemented executive compensation programs designed to incentivize high performance.

In 2019, Quaker’s executive team successfully managed the Company in a very tough global manufacturing environment to continue to outperform the market and to complete its combination on August 1, 2019 with Houghton, a global leader in delivering advanced metalworking fluids and services for the automotive, aerospace, metals, mining, machinery, offshore and beverage industries. 2019 results include:

•

Net sales of $1,133.5 million, a 31% increase compared to the prior year, primarily reflecting additional net sales of approximately $319.4 million attributable to the Combination and the October 1, 2019 acquisition of Norman Hay’s operating divisions.

•	Cash flow from operating activities of $82.4 million in 2019 compared to $78.8 million in 2018.
•	Our average stock price in 2019 was $181.71 per share compared to $168.20 per share in 2018 (a $14 increase) and $142.29 per share in 2017 (a $26 increase).

In connection with the Combination, effective August 1, 2019, Quaker Houghton updated the performance metrics under Quaker’s Global Annual Incentive Plan (as updated, the Annual Incentive Plan or the “AIP”). The AIP also replaced the legacy Houghton bonus plan – the Houghton Management Incentive Plan (the “Houghton Legacy Plan”). The AIP provides eligible employees with the opportunity to earn an annual incentive award based upon business performance. All employees in 2019 who were eligible for the Global Annual Incentive Plan or the Houghton Legacy Plan in 2019 were eligible to participate in the AIP for the remainder of fiscal 2019. The AIP includes net income as a key financial performance objective, but effective August 1, 2019, it also employs other financial and Combination integration measures, as further described below.

Except for this transition to updated performance metrics for the AIP reflecting the Combination and the changes explained below, Quaker Houghton’s overall compensation strategy and specific programs have not changed over the past several years. We have generally strived to maintain a consistent year-over-year approach to ensure that our compensation remains predictable and competitive to the market, as well as fair and reasonable. In particular, we have continued to:

•	use benchmarks for total direct compensation and long-term compensation designed to mitigate the possibility of inappropriate risk taking on the part of executives;

2020 Proxy Statement | 27

COMPENSATION DISCUSSION AND ANALYSIS

•

align senior level compensation with the long-term success of the Company by ensuring that the higher the position within management the more an executive’s compensation is incentive-pay dependent and the more his or her incentive pay is long-term oriented; and

•	reward long-term performance with cash compensation measured by total shareholder return and stock-based compensation in order to align the interests of management directly with our shareholders.

Consistent with this approach, we have sought and have received approval from our shareholders for incentive plans that we use to attract, motivate, retain and reward our executives.

The Committee continually reviews our executive compensation programs to ensure they achieve the desired goals of aligning our compensation practices to performance and pay practices in the Company’s industry and prudent risk taking to achieve sustainable shareholder value creation. The Committee has again determined that the Company’s current compensation programs are not likely to encourage excessive risk taking because the metrics in the Company’s compensation plans are linked to corporate performance as it relates to set budgetary targets and because the plans are measured against identified peer comparison groups.

In addition, at the Company’s 2017 annual meeting of shareholders, the shareholders overwhelmingly voted, on an advisory basis, to approve the Company’s compensation of our Named Executive Officers. At the same 2017 annual meeting of shareholders, the shareholders also voted to recommend an advisory shareholder vote on the Company’s compensation once every three years and the Company has followed this recommendation. Accordingly, the Company has included such proposal, commonly known as the “say-on-pay” proposal, in this year’s proxy statement. Given the significant level of support received in the 2017 advisory vote, the Board of Directors and Committee have not made any material changes to our executive compensation policies since that time.

In making decisions about fiscal 2019 salaries and performance targets, the Committee also considered fiscal 2018 corporate performance. Factors affecting the key components of our executive compensation programs for fiscal 2019 were:

•

Adjusted Net Income. Adjusted net income is a key financial metric for the Company’s annual cash incentive awards (the adjustments to net income for purposes of setting these targets are explained in greater detail below). Performance with respect to this metric for fiscal 2019 was below target level for the AIP.

•

Integration Metrics. Beginning August 1, 2019, global safety, customer retention, integration success and organization specific measures are key performance measures under the AIP for the Company’s annual cash incentive awards.

•

Quaker Houghton’s Stock Performance. Long-term incentives make up a significant portion of each of the Named Executive Officer’s compensation. In order to align the Named Executive Officers’ incentives with our shareholder returns, the value to be earned on a portion of our long-term awards is directly linked to the performance of our stock. The portion of the equity component of these incentives is tied to stock performance and the amount payable on our cash awards is based on our total shareholder return (which we define as the year-over-year stock price increase or decrease plus dividends paid) as compared to a specific peer group. For the cash component of our long-term incentive program, Quaker Houghton’s three-year total shareholder return of 27% resulted in a Peer Group Ranking (defined further below) at the 84th percentile. This three-year total shareholder return resulted in a cash payout of 98.6% of the maximum amount provided for the three-year period ended in 2019.

•

Benchmarking. Based on our review of competitive benchmarking for compensation and our results of operations in 2018, we rewarded our Named Executive Officers with salary and/or incentive compensation increases in 2019 as described further below.

28 | 2020 Proxy Statement	Quaker Houghton

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

Quaker Houghton, like many companies of similar size, relies on a small group of managers who have the requisite skills and knowledge to enable us to achieve our business strategies, operate as a globally integrated whole and deliver value to our shareholders.

To attract and retain talented senior level managers, we have adopted a compensation approach that:

•	provides opportunities for highly competitive levels of total compensation when merited by performance;
•	creates incentives to perform over a multiple-year period; and
•	aligns interests of the management team with those of our shareholders.

Quaker Houghton compensates its executive leadership team (including our executive officers) through a total compensation package. This package consists of a mix of base salary, an annual cash incentive bonus, long-term incentives comprising both equity awards and cash payments and a competitive benefits package comprising medical, life, disability and retirement using both qualified and non-qualified programs, where appropriate.

Administrative Practices

The Committee is responsible for overseeing and developing the compensation and management development programs for the Company. Consistent with its charter, the Committee is composed solely of “independent” members of our Board under our Corporate Governance Guidelines and the listing standards of the NYSE. Five members of our Board, Donald R. Caldwell, Jeffry D. Frisby, William H. Osborne, Robert H. Rock (Chair) and Ramaswami Seshasayee currently sit on the Committee. The Committee’s responsibilities include the evaluation of, approval of, and recommendation to Quaker Houghton’s Board with respect to the plans, policies and programs related to the compensation of the Company’s executive officers and, in the Committee’s discretion, the engagement of an outside compensation consultant. In fulfilling its duties, the Committee works closely with members of management, who provide the necessary information and coordinate with the Committee’s outside consultant(s), when appropriate, to ensure that the Committee is sufficiently informed when taking or recommending action on compensation matters. As discussed below, the Committee considers benchmarking data before making such decisions. The Committee’s charter describes in full the Committee’s authority, responsibilities and specific powers and can be accessed on the Company’s website at https://www.quakerhoughton.com under the heading Investors/Corporate Governance.

Section 162(m) of the Internal Revenue Code, as amended (the “Code”) precludes Quaker Houghton from taking a Federal income tax deduction for compensation paid in excess of $1 million to certain of our executive officers. While the Committee generally structures the compensation paid to executive officers so that it is fully deductible for Federal income tax purposes, the Committee believes that the primary purpose of our compensation is to support Quaker Houghton’s business strategy and the long-term interests of Quaker Houghton’s shareholders. Accordingly, the Committee may choose to provide compensation that is not deductible in order to retain or to secure the services of key executives when it determines that it is in Quaker Houghton’s best interests to do so. Thus, all compensation to certain of our executive officers over the $1 million limit is now nondeductible (subject to exceptions for certain grandfathered arrangements). Compensation paid to certain executive officers exceeded the Section 162(m) limitation and a portion of this compensation is not deductible by Quaker Houghton.

2020 Proxy Statement | 29

COMPENSATION DISCUSSION AND ANALYSIS

Benchmarking Data

The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. To assist Quaker Houghton in establishing a total direct compensation package comprising base salary, an annual cash incentive bonus and long-term incentives, the Committee has engaged Willis Towers Watson (“WLTW”) since 2015, a leading global professional services company with specific expertise in the areas of benefits, talent management, rewards and risk and capital management, as an independent consultant on compensation issues. In addition, WLTW has, from time to time, provided the Committee with executive compensation studies and analyses, as well as benchmarking data and counsel on compensation issues as needed or desired.

WLTW provided no services to the Company in 2019 other than advising the Committee on various executive compensation matters. Management had no role in selecting the Committee’s compensation consultant. The Committee has assessed the independence of WLTW pursuant to SEC rules and concluded that WLTW’s work for the Committee does not raise any conflict of interest.

Due to our size and diversity of our businesses around the world, we have not identified one specific peer group that is appropriate to use in defining market total direct compensation for our executive officers. Our primary benchmarks for 2019 total direct compensation for our executive officers were derived from compensation information provided by WLTW that is a blend of Peer Group (as defined below) compensation data and broader group data comprising a composite of credible, published executive compensation surveys. The Peer Group data reflects a peer group developed by a previous compensation consultant as well as WLTW. This Peer Group includes data for 13 publicly traded firms in the chemicals industry, similar in size (as measured by revenue and market capitalization) to Quaker Houghton. The Peer Group companies are: Aceto Corporation, American Vanguard Corporation, Buckeye Technologies Inc., Cabot Microelectronics Corporation, Calgon Carbon Corporation, Hawkins, Inc., Innophos Holdings, Inc., Innospec Inc., Landec Corporation, LSB Industries, Inc., OM Group, Inc., OMNOVA Solutions Inc. and Rogers Corporation (collectively, the “Peer Group”). Mr. Barry is currently a member of the Rogers Corporation’s board of directors, but will not stand for re-election this year. In addition, in light of the Combination and the increased size of the Company, the Peer Group was updated late in 2019 and will be used by the Committee in making total direct compensation decisions for 2020. The new peer group includes the following 15 companies: Albemarle Corporation, Ferro Corporation, GCP Applied Technologies, Inc., H.B. Fuller Company, Ingevity Corporation, Innospec Inc., Kraton Corporation, Minerals Technologies Inc., NewMarket Corporation, OMNOVA Solutions Inc., Rayonier Inc., Sensient Technologies Corporation, Stepan Company, Venator Materials PLC, and W. R. Grace & Co. We generally aim to benchmark total direct compensation to the market 50th percentiles. We believe the philosophy of targeting total direct compensation to the market 50th percentiles reduces the possibility of excessive risk taking on the part of executives in order to achieve performance targets at the maximum levels. This approach is the starting point of the analysis as other factors are taken into consideration, including experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance and internal equity. We do not assign a particular weight to any of these factors but exercise discretion in this regard.

In determining 2019 compensation for the Named Executive Officers, the Committee used the benchmarking data WLTW had previously provided and various other factors, as described above. Ms. Hall’s, and Messrs. Berquist’s and Traub’s targeted total direct compensation for 2019 was between the 25th and 50th percentiles of WLTW’s comparative data. Messrs. Barry’s and Platzer’s targeted total direct compensation for 2019 was at or near the 50th percentile of benchmark levels based on U.S. data. Though the Committee closely analyzes the data provided by WLTW, it exercises its discretion in the weight it assigns to this data in making compensation decisions.

30 | 2020 Proxy Statement	Quaker Houghton

COMPENSATION DISCUSSION AND ANALYSIS

Total compensation earned in 2019 for each Named Executive Officer is reflected in the Summary Compensation Table below.

Allocating Between Current and Long-Term Compensation

The Committee, in seeking to ensure the appropriate focus on performance and risk, has developed, in consultation with WLTW, guidelines for executive officers for allocating the desired total direct compensation package among base salary, an annual cash incentive bonus and long-term incentives. As a general philosophy, these guidelines provide that the higher the position within management the more the executive’s total compensation is dependent on incentive pay and the more his or her incentive pay is long-term oriented. This is done to better align senior level compensation with the long-term success of the Company. These guidelines are reviewed regularly to ensure their marketplace competitiveness.

The charts below illustrate our guidelines for the general allocation of the compensation components for Mr. Barry and our other executive officers for 2019:

2020 Proxy Statement | 31

COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

Each year, the Committee reviews the base salaries of our executive officers. The Committee’s final determination of salary increases is based on a number of factors, including market data reported by WLTW, specific position responsibilities and scope, experience and tenure, current job performance and Quaker Houghton’s overall financial results. A Named Executive Officer’s performance and achievement of individual goals established by the Committee are taken into consideration for salary determinations. In the case of some of our foreign-based executive officers, salary increases may be a result of legal mandates of a particular country or region which influence the final determinations of the Committee even when similar increases were not granted to officers of comparable positions residing in the United States. Based on its analysis of all of the factors referenced above, in 2019, the Committee recommended, and the Board approved, salary increases for each of the Named Executive Officers, effective March 11, 2019, except for Mr. Platzer whose salary increase was effective March 1, 2019. For and as a result of the Combination, the Committee recommended, and the Board approved, additional salary increases for each of the Named Executive Officers, effective August 1, 2019. Mr. Barry’s salary increases are described below under the heading “Chief Executive Officer Compensation.” The other Named Executive Officers’ base salary increases and total base salary received for 2019 are described in the table below:

Named Executive Officer	Initial Base Salary Rate ($)	Base Salary Rate March 2019 ($)	Houghton Combination Salary Rate ($)	Base Salary Received ($)
Mary Dean Hall	385,000	404,400	404,400	397,439
Wilbert Platzer(1)	308,824	313,420	313,420	311,654
Joseph A. Berquist	347,000	364,350	404,250	377,434
Robert T. Traub	302,000	314,080	348,400	325,881

(1)	Mr. Platzer’s compensation is paid in E.U. Euros. All foreign currency amounts reflected in this table were converted to U.S. Dollars at the spot rate in effect on December 31, 2019.

Annual Cash Incentive Bonus

The second component of the total direct compensation package is the annual cash incentive bonus. As noted earlier in this Compensation Discussion and Analysis section, on August 1, 2019, the Company updated the performance metrics under its Global Annual Incentive Plan (as updated, the Annual Incentive Plan or the “AIP”). The updates to performance metrics are described further below. All AIP bonuses are subject to the discretion of the Committee.

The AIP is intended to provide employees of Quaker Houghton or its subsidiaries with an opportunity to receive incentive bonuses based on the achievement of pre-established goals. The AIP is designed to:

•	align rewards with our new business strategy and new culture, putting emphasis on individual, team, and company contributions;
•	increase the transparency of how rewards are calculated; and
•	allow flexibility for Company functions and business units to align.

Overview of Performance Metrics

The AIP is comprised of financial metrics both before and after the Combination and integration metrics post Combination. Target incentive opportunities are based on a percentage of an employee’s annual base salary with component bonus opportunity ranging from 0% up to a maximum of 200% based on business performance.

32 | 2020 Proxy Statement	Quaker Houghton

COMPENSATION DISCUSSION AND ANALYSIS

Financial Metrics

Corporate financial goals are typically determined based on the budget for the coming year with the target bonus for the corporate component set at or around budgeted consolidated net income. The corporate financial goals for the AIP bonuses included the Company’s consolidated net income. For 2019, in light of the Combination on August 1, 2019, the Company had two corporate financial goals, one for the first seven (7) months before the Combination and one for the last five (5) months post-Combination. For the seven (7) months ended July 31, 2019, they were set at $44.3 million of net income at threshold (the level at which the bonus pool began to accumulate), $49.2 million of net income at target and $54.2 million of net income at maximum. The Committee selected these net income levels, which were approved by the Board, because of their correlation to the pre-Combination 2019 budgeted net income of $49.2 million and the difficulty of achieving these targets in a very challenging business environment. For the five (5) months ended December 31, 2019, they were set at $38.9 million of net income at threshold (the level at which the bonus pool began to accumulate), $43.3 million of net income at target and $47.6 million of net income at maximum. These were set by the Committee based on the internal forecast for the last five (5) months of the year. The Committee determined based on actual performance of the Company for the first seven (7) months of 2019 that an award of 80% of target was earned for this metric. The Committee determined based on actual performance of the Company for the last five (5) months of 2019 that a 50% of target amount was earned for this metric mainly due to the deterioration of the global automotive and industrial markets.

Integration Metrics

The integration metrics took effect on August 1, 2019 and the targets and performances of the integration metrics were respectively set and measured beginning on that date through December 31, 2019. Under the AIP, annual cash incentive bonuses were historically determined based on achievement of both corporate financial and individual objectives. However, in place of individual goals, the integration metrics employed were selected for their relationship to driving our new culture and to allow flexibility for businesses and functions to align. The Company set the following target goals for its integration metrics for the last five months of 2019, each of which was exceeded.

•

Global Safety Performance: The Company targeted having an occupational illnesses and injuries (“OII”) rate of 0.85 and achieved a 0.75 OII rate. OII is defined as the number of employees per 100 full-time employees that have been involved in a recordable illness or injury. Target level is achieved at the latest American Chemistry Council median OII rate. The OII target applied across the Company, to all the AIP participants.

•	Regional/Global Customer Retention: The Company targeted having a percentage of lost customers of less than 1.25% due to the Combination. Less than 0.5% of customers were lost.
•

Organization Integration Success: The Company targeted having all integration initiative action items completed on time, within budget and with good quality. This target applied to all the AIP participants. The primary measurement was regional value capture and the target value capture was set at $5 million. Considerations for achievement above and below the target depended on completion time, quality and alignment to budget. The Company exceeded its goal as it had a value capture of approximately $7 million and all aspects of the integration have gone extremely well.

Payout for 2019

In 2019, the Company underperformed in the financial metrics listed above for both pre and post-closing of the Combination time periods, but the Company overperformed in the integration metrics listed above. As a result, overall the Company earned and was awarded a below target payout of 84% of target of the AIP bonus. Historically, the Committee differentiated between individual payouts from overall payouts based on

2020 Proxy Statement | 33

COMPENSATION DISCUSSION AND ANALYSIS

individual and/or regional goals. In light of the enormous complexity related to the Combination and the tremendous amount of integration work performed in 2019, the Committee determined that it was more important to pay a common award amount across the globe and not differentiate for individual or regional goals or to differentiate among legacy companies. Bonuses under the AIP may be paid in cash or in Quaker Houghton common stock, although we generally pay the bonus in cash, absent unusual circumstances. All payouts for 2019 were made in cash. Mr. Barry had a target and maximum incentive opportunity respectively equal to 100% and 200% of his current 2019 base salary. His total bonus awarded and paid for 2019 (at 84% of target) was $768,600. The remaining Named Executive Officers had a target and maximum incentive opportunity respectively equal to 55% and 110% of their respective current 2019 base salaries. Ms.  Hall and Messrs. Berquist, Platzer and Traub each respectively were awarded and paid $184,985, $186,764, $144,800 and $160,961 in 2019.

Long-Term Incentives

Our shareholders approved the 2016 Long-Term Performance Incentive Plan (“LTIP”) at our 2016 annual meeting of shareholders and the long-term incentive awards discussed in this Compensation Discussion and Analysis section of this proxy statement were awarded under the LTIP.

Under the LTIP, in 2017, Mr. Barry and the other Named Executive Officers were awarded options, time-based restricted stock and a target cash award for the 2017-2019 performance period. Payment of the cash award was dependent upon achieving a pre-determined targeted performance over the three-year period based on the Company’s relative total shareholder return (“TSR”) as compared to the TSR of the S&P SmallCap 600 (Materials Group). The threshold for the TSR target was relative performance at the 30th percentile of the comparison group, target was at the 50th percentile and maximum was at the 85th percentile. For this period, Quaker Houghton’s TSR of 127% equated to a peer group ranking in the 84th percentile of the comparison group warranting a payout at 98.6% of the maximum. For these purposes, TSR is calculated by using the one-month average stock price at the end of the performance period, divided by the one-month average stock price at the beginning of the performance period, plus any dividends paid over that period.

In 2019, the Committee reviewed current trends in long-term compensation practices with WLTW. The most recent review confirmed that Quaker Houghton’s practices were generally consistent with those of other public companies and are as follows:

•

Provide for three types of awards (cash, restricted stock and options) to senior executives, including the Named Executive Officers, but limit awards for lower level executives and senior management to cash and restricted stock.

•

The cash portion of the Company’s LTIP is performance-based. The performance criteria for the cash payment is a single metric, relative TSR over the applicable period as compared to the S&P SmallCap 600 Index (Materials Group). By tying the cash award to shareholder value, it allows a market metric to be used as a performance measure without accounting complications.

•

Restricted stock is time based and vests at the end of three years assuming continued employment of the grantee. These restricted shares are eligible for dividends payable, prior to and after vesting, at the time dividends are paid generally.

•	Options are time based and vest in three approximately equal installments over a three-year period commencing with the anniversary of the date of grant.

The relative value of each of the three categories of awards is roughly equal at the time of grant assuming target performance for the cash portion. The starting point for determining the Named Executive Officers’ LTIP award is to first determine the percentage of base pay for each position at the 50th percentile of market comparables.

34 | 2020 Proxy Statement	Quaker Houghton

COMPENSATION DISCUSSION AND ANALYSIS

Similar to the other components of total direct compensation, other factors in determining the actual percentage of base salary are taken into consideration such as experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance and internal equity. Based on recommendations from the Committee’s outside compensation consultants as to typical plan design, in recent years (including 2019) the Committee has divided the total LTIP award into three components, allocated equally (based on fair value) to stock options, restricted stock and a target cash award.

Under the LTIP, stock options, restricted stock, long-term cash payments and other types of awards can be made to participants. This plan is intended to assist us in attracting, retaining and motivating employees, non-employee directors and consultants through the use of compensation that rewards long-term performance. The use of stock-based compensation in our long-term incentive plan balances the cash-based annual incentive bonus and cash portion of our long-term performance plan. The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of our shareholders. Under the LTIP, a three-year performance period is used. Generally, employees selected as award recipients hold key positions impacting the long-term success of Quaker Houghton and its subsidiaries. These awards are based on overlapping three-year performance periods, so a new program starts each year and a payment is made each year, if earned.

In the third quarter of 2019, the Committee selected participants for the 2019-2021 performance period, including all of the Named Executive Officers. The specific amount of each award was determined based on market data provided by WLTW, as well as the relative position and role of each executive officer within the Quaker Houghton organizational structure, influence on long-term results, past practice, performance factors independent of the terms and amounts of awards previously granted and policy targets for the mix of compensation between base salary, annual and long-term incentives. The Committee determined that the use of a percentage of base salary as the basis for LTIP awards has at times caused internal inequity issues. To mitigate this dynamic, the Committee has begun to use market data related to base salary with application of an absolute value in making awards determination for similarly valued positions of Senior Vice President, Chief Financial Officer and Treasurer; Senior Vice President, Global Specialty Businesses and Chief Strategy Officer; Senior Vice President – Global Operations, EHS and Procurement; and Senior Vice President, General Counsel and Corporate Secretary. The comparative data indicated that the CEO’s LTIP target awards percentage should be higher than the other Named Executive Officers because his leadership role in the global organization and level of responsibility and experience warrants the greater percentage opportunity. The Committee agreed with the proposed recommendations for total LTIP valuation of each executive. The target award for Mr. Barry was 220% of base salary while for the other Named Executive Officers the range was 59% to 65% of base salary.

Under the LTIP, with respect to the 2019-2021 performance period, Mr. Barry received a long-term incentive grant consisting of a target cash award opportunity of $671,000, 4,331 shares of restricted stock and 21,193 options. Ms. Hall received a target cash award opportunity of $86,667, 559 shares of restricted stock and 2,737 options. Messrs. Berquist and Platzer each received a target cash award opportunity of $80,000, 516 shares of restricted stock and 2,526 options. Mr. Traub received a target cash award opportunity of $70,000, 451 shares of restricted stock and 2,210 options.

On August 15, 2019, in recognition of the their extraordinary efforts to consummate the Combination, Ms. Hall and Messrs. Berquist, Platzer and Traub were granted one-time, time-based restricted stock awards, which vest on August 1, 2022, and are further detailed in the “Grants of Plan-Based Awards” table included in this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

The exercise price of options awarded under the LTIP is not less than 100% of the “fair market value” of a share of Quaker Houghton common stock on the date the option was granted, which is defined as the last sale price for a share of common stock as quoted on the NYSE for that date or, if not reported on the NYSE for that date, as quoted on the principal exchange on which the common stock is listed or traded, and if no such sales are made on that date, then on the next preceding date on which there are such sales.

Comparative Stock Price Performance Graph

The following graph compares the cumulative total return (assuming reinvestment of dividends) from December 31, 2014 to December 31, 2019 for (i) Quaker Houghton’s common stock, (ii) the S&P SmallCap 600 Index (the “SmallCap Index”), (iii) the S&P MidCap 400 Index (the “MidCap Index”), and (iv) the S&P 600 Materials Group Index (the “Materials Group Index”). The graph assumes the investment of $100 on December 31, 2014 in each of Quaker Houghton’s common stock and the stocks comprising the SmallCap Index, the MidCap Index and the Materials Group Index, respectively. The comparison to the MidCap Index was added in 2019 as a result of the Company’s increased size post-closing of the Combination.

	12/31/2014	12/31/2015	12/31/2016	12/31/2017	12/31/2018	12/31/2019
Quaker Chemical Corporation	$100	$85.19	$143.24	$170.49	$202.72	$189.23
S&P SmallCap 600 Index	100	98.03	124.06	140.48	128.56	157.85
S&P MidCap 400 Index	100	97.82	118.11	137.30	122.08	154.07
S&P 600 Materials Group Index	100	74.36	115.03	126.44	98.30	118.52

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COMPENSATION DISCUSSION AND ANALYSIS

Chief Executive Officer Compensation

The Committee generally uses the same factors in determining the compensation of the CEO as it does for the other executive officers. The Committee considers CEO compensation in the Peer Group and the benchmarking data provided by WLTW as a starting point for determining competitive compensation. The Committee then, in consultation with the CEO, develops Company performance objectives for the CEO and periodically assesses the performance of the CEO. The Committee also evaluates how much the CEO should be compensated in relation to the other Company executives, but the Committee has not adopted any formula linking the level of CEO compensation to that of other executives. Based on Mr. Barry’s level of responsibility, experience, market data and the Company’s good performance, the Committee determined that Mr. Barry’s pay was in an appropriate range in absolute terms and as compared to the other executive officers. Mr. Barry’s base salary at the start of 2019 was $850,000 and, based on Mr. Barry’s level of responsibility, experience, market data and the Company’s performance, he received a raise, effective March 11, 2019, to $880,000. Additionally, given Mr. Barry’s tenure as CEO and in recognition of the consummation of the Combination which doubled the size of the Company and the significant shareholder value created over the same time period, including a Company-record average stock price in 2019, he received a raise, effective on August 1, 2019 to $915,000. The total base salary Mr. Barry received for 2019 was $888,635. Lastly, in recognition of the shareholder value created over the past years and the integration and customer retention successes related to the Combination since the closing, Mr. Barry received a raise effective April 1 of 2020 to $945,000.

The Committee determined this increase to be appropriate given the overall Company performance and that it and the awards discussed in the next paragraph keep Mr. Barry’s total direct compensation generally within comparable market data. For more information on the terms of Mr. Barry’s employment and compensation, please refer to the section titled “Mr. Barry’s Employment Agreement.”

In 2019, Mr. Barry’s total bonus potential under the AIP was 100% of his base salary at target and 200% of his base salary at maximum. For 2020, Mr. Barry’s total bonus potential under the AIP will remain at 100% of his base salary at target and 200% of his base salary at maximum. For the 2019-2021 performance period, Mr. Barry received a long-term incentive grant opportunity of $1,936,000 at target which equates to 220% of his base salary prior to August 1, 2019. In addition, the Committee determined that these increases in Mr. Barry’s incentive compensation were warranted due to his increased experience and tenure in the position, and also due to the Company’s continued strong financial and overall performance and the consistently large increase in shareholder value over the past several years. Upon the consummation of the Combination, Mr. Barry received an additional long-term incentive grant opportunity of $77,000 to maintain his overall grant opportunity at 220% of his new base salary. Lastly, for the 2019-2021 performance period, Mr. Barry received a long-term incentive grant opportunity of $2,315,000 at target which equates to 245% of his base salary. The Committee determined that these increases in Mr. Barry’s incentive compensation were warranted due to his increased experience and tenure in the position, and due to the Company’s continued strong financial and overall performance, and due to the value capture obtained since the close of the Combination, the solid customer retention and the smooth integration since close. The Committee determined these increases to be particularly appropriate because they keep Mr. Barry’s total direct compensation generally within comparable market data.

Stock Ownership Policy

To align the interests of executive officers with the interests of our shareholders, each of the Named Executive Officers must maintain a minimum ownership in Quaker Houghton stock. For the CEO, the minimum is five times his base salary and for our other Named Executive Officers the minimum is one and

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COMPENSATION DISCUSSION AND ANALYSIS

one-half times the executive’s base salary. The ownership levels must be attained by the end of five years after the later of the appointment of the person as an executive officer (including the Named Executive Officers) or the date the policy was modified. All of the Named Executive Officers were in compliance with the stock ownership policy as of June 30, 2019 when last reviewed by the Committee. The Committee reviews the ownership levels once per year typically in the mid-year time frame. The Company has a hedging policy, which is described under “Employee, Officer and Director Hedging” earlier in this proxy statement.

Retirement Benefits

U.S. Qualified Defined Benefit Plan

Before 2006, most of Quaker’s U.S. employees were covered by a non-contributory qualified defined benefit retirement plan. The plan, when originally adopted, had a traditional final pay formula for calculating a participant’s benefit which had been modified over the years. In 2001, an accrual-based formula was adopted providing for annual credits of 3% to 7% of an employee’s salary depending on age and service, with interest on the balance accruing based on the average rate of interest on 30-year treasury bonds (or 3.79%, if more). The pension benefit is currently calculated based on the benefit accrued under the old formula as of December 31, 2000, and then under the accrual-based formula commencing January 1, 2001. In 2005, the pension plan benefits were frozen for all non-union participants, including all U.S. based executive officers, resulting in no further increase in pension benefits for compensation or service after such date. In 2013, the pension plan benefits were frozen for union participants. In November 2018, the Board resolved to terminate the plan. The Company has taken various actions to effect the complete termination of the pension plan including the receipt from the Internal Revenue Service for a favorable determination letter on the termination, providing plan communications to participants and selecting an annuity provider and/or an insurance company for any amounts for which annuities need to be purchased. The Company currently expects to complete the termination process in 2020.

Foreign Plans

Mr. Platzer’s retirement benefits are provided under a defined benefit pension plan maintained by the Company’s Netherlands operating subsidiary.

The salary ceiling for the calculation of Mr. Platzer’s retirement benefits remains at E.U. Euros 250,000. Since 2004, the Netherlands plan has had a career average pay formula that provides for a target retirement benefit of 80% of career average salary assuming employment of 40 years. In 2004, the formula was modified freezing salary levels at then current levels for pension purposes, with annual increases aligned with the wage index. To the extent the increase in inflation exceeds 3%, half of the excess will be added to the assumed rate of annual increases with a maximum of 4%. Prior to 2004, the plan was a final salary plan and provided 70% of final salary assuming employment of 40 years. For pension purposes, pensionable salary is defined as 14.02 times monthly salary. Pension liabilities under this plan are funded through an insurance policy.

Nonqualified Supplemental Retirement Income Program

We have also provided supplemental retirement income to certain of our U.S. based executive officers. Executive officers are designated by the Committee to participate in the Supplemental Retirement Income Program (“SRIP”).

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COMPENSATION DISCUSSION AND ANALYSIS

At this time, Mr. Barry is the only active executive officer participating in the SRIP. It provides an annual benefit of 50% of the participant’s pre-tax “average annual compensation,” reduced by three offsets and further reduced if the participant completes fewer than 30 years of service. This benefit is generally payable over the participant’s lifetime, starting within seven months after the participant’s retirement (on account of disability or after attaining age 62), or starting after the participant’s 65th birthday (if the participant’s employment terminates after five years of participation but before retirement). Other benefit forms are 36 monthly installments (if payments start after the participant attains age 65) or monthly payments over the lifetime of the participant with a lump sum payable to his surviving beneficiary. However, benefits are payable in a lump sum if the present value of the participant’s benefit does not exceed a Code limit ($18,500 for distributions in 2019) or if the participant dies or a change in control occurs.

Average annual compensation is defined for this program as the average of the participant’s annual base compensation and annual bonuses paid in the three calendar years (of the last ten) in which such amounts were the highest. The offsets are the participant’s annual Social Security benefit (based on certain assumptions), the annual benefit payable to the participant over his lifetime under the qualified defined benefit retirement plan discussed above, and the aggregate amount of the qualified non-elective contributions made on the participant’s behalf under the Company’s Retirement Savings Plan (plus assumed earnings) expressed as an annual benefit payable over the participant’s lifetime. The service reduction is equal to 3.333% for each year (or partial year) of service fewer than 30 completed by the participant.

For the remaining active participant in the SRIP (Mr. Barry), his accrued benefit is the greatest of:

1.	the benefit payable under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the participant’s salary plus bonus and years of employment when he attained age 55; or

2.

the sum of the benefit the participant would have accrued as of December 31, 2006, under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the participant’s salary plus bonus and years of employment at December 31, 2006, plus the benefit the participant accrues under the new formula, described above, but disregarding service completed before 2007; or

3.	the amount determined under the new formula described above.

It is anticipated that from December 2019 onwards the new formula will yield the highest benefit.

Mr. Barry is entitled to receive additional service and age credit (18 months, in the case of termination other than on account of death, “disability” or by us for “cause” or a “covered termination,” as the latter term is defined in his Change in Control Agreement and 24 months in the event of a “covered termination,” as such term is defined in his Change in Control Agreement) for all purposes under the SRIP, including for purposes of determining Mr. Barry’s eligibility for the “age 55” formula described in 1, above.

Severance and Change in Control Benefits

The Committee believes that appropriate severance and change in control benefits are an important part of the total compensation benefits package because they enhance our ability to compete for talent and foster stability in our management. Quaker Houghton has entered into employment agreements with each of our Named Executive Officers, pursuant to which severance benefits are payable to each of them and has also entered into change in control agreements with each of them pursuant to which the executive officers will receive certain benefits if they are terminated within a specified period following (or with respect to Mr. Platzer, a specified period before) a change in control of Quaker Houghton. In determining amounts

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COMPENSATION DISCUSSION AND ANALYSIS

payable, the Committee seeks to provide severance benefits sufficient to allow our executives time to find a comparable position elsewhere and change in control benefits sufficient to induce our executives to support a change in control transaction fully and remain with us despite any risk of termination after the transaction.

Mr. Barry’s Employment Agreement

Mr. Barry is employed pursuant to an employment agreement that automatically renews for one-year terms unless either Quaker Houghton or Mr. Barry gives 90 days’ prior notice of non-renewal. In accordance with the terms of the employment agreement, the Committee reviews and adjusts Mr. Barry’s annual base salary each year. Mr. Barry is eligible to participate in our AIP and LTIP, as well as certain other benefit programs as discussed earlier in this proxy statement.

Mr. Barry’s employment agreement provides that upon the termination of his employment for any reason, except for death or “disability,” or by us for “cause,” or a “covered termination,” as this latter term is defined in his Change in Control Agreement, Quaker Houghton will pay him 18 monthly severance payments that, in the aggregate, are equal to 150% of his base salary at the time of termination plus a bonus equal to the average annual bonus paid to him under Quaker Houghton’s annual incentive compensation in the applicable three-year period, excluding from the average any year in which no amounts were paid. In general, this three-year period would be expected to be the year of termination and the two preceding years (if Mr. Barry received a bonus in the year of his termination), or otherwise, the three calendar years prior to his termination of employment.

In addition to the payments described above, Mr. Barry is entitled to 18 months of medical and dental coverage at a level equal to the coverage provided before his date of termination of employment and the severance allowance will be taken into account in determining his retirement benefit under the SRIP. In addition, an additional 18 months of service and age will be credited in determining this retirement benefit. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement. Mr. Barry’s severance payments are contingent upon signing a form of release satisfactory to Quaker Houghton.

“Cause” is defined under Mr. Barry’s employment agreement as willful and material breach of the terms of his employment agreement (after having received notice thereof and a reasonable opportunity to cure or correct) or dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of Mr. Barry’s duties to Quaker Houghton that is materially injurious to the Company, or a conviction of or guilty plea to a felony. A “covered termination” is termination of Mr. Barry’s employment within two years following a change in control by the Company without cause or by Mr. Barry for “good reason” (as defined in the change of control agreement between the Company and Mr. Barry).

In the case of termination of employment because of disability, Mr. Barry will be entitled to at least 50% of applicable pay during the period that benefits are payable under our long-term disability plan. In the case of termination of employment because of death, Mr. Barry’s beneficiary would receive in a lump sum the higher of two times his annual base salary for the year in which his death occurred or the death benefit (as a multiple of base salary) to which any other executive officer would be entitled. The Company currently has a program in which all Named Executive Officers participate entitling each to a death benefit equal to 100% of base salary in the year of death and 50% of base salary in each of the four years thereafter. Mr. Barry would be entitled to this death benefit as it provides a greater benefit than that provided under his employment agreement. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

In the case of a termination (other than for death, disability, by us for “cause,” or by Mr. Barry other than for “good reason”) within two years following a change in control, Mr. Barry would, instead of the payments described above, be entitled to payment equal to two times the sum of his highest annualized base salary during his employment plus an amount equal to the greater of (i) the average of the annual amounts paid to him under all applicable annual incentive plans during the applicable three calendar-year period described in Mr. Barry’s change in control agreement, excluding from the average any year in which no amounts were paid, or (ii) the target bonus which would have otherwise been payable to Mr. Barry for the calendar year in which the change in control transaction occurred. In general, this three-year period would be expected to be the year of termination and the prior two years (if Mr. Barry received a bonus in the year of his termination) or, otherwise, the three calendar years prior to his termination of employment.

In addition, Mr. Barry would be entitled to receive (i) his earned but unpaid base salary through the date of termination at the current rate, or if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to him in respect of the calendar year ending prior to termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs which would have been payable had the target level of performance been achieved for the calendar year; and (iv) the pro rata portion of any and all awards under the LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level of performance been achieved for the performance period. In addition, Mr. Barry’s severance allowance will be taken into account in determining his retirement benefit under the SRIP and an additional 24 months of service and age will be credited in determining this retirement benefit. Mr. Barry is also entitled to one-year outplacement services and participation in our medical, dental and life insurance programs as if still employed for a period of two years. To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times Mr. Barry’s average annual compensation for the prior five years), the severance allowance will be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to him). The Committee believes that providing benefits for Mr. Barry’s termination within two years following a change in control is fair because he has the broadest responsibility and accountability in ensuring the success of our business and would be crucial to retain in any change in control. This is consistent with our philosophy of tying compensation to level of responsibility and influence over the Company’s results and performance. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement. These benefits will be paid or provided only if Mr. Barry signs a general release of claims unless prohibited by local law.

Mr. Barry’s employment agreement contains a confidentiality and an 18-month non-competition provision, in the event of termination for any reason. In addition, Mr. Barry’s change in control agreement contains a confidentiality and a 24-month non-competition provision, in the event of termination for any reason. If a court were to determine that he breached these provisions, the Company’s obligations to make payments under the agreements would terminate.

Other Named Executive Officers

Messrs. Berquist, Platzer and Traub and Ms. Hall are each entitled to severance under their respective employment agreements if the Company terminates their employment (other than in the case of termination for “cause” (for those agreements where “cause” is defined), disability, death or retirement) equal to 12 months base salary at their then current rate of salary. In addition, Mr. Platzer is entitled to severance prescribed by law in certain foreign jurisdictions which, if greater, would be in lieu of any severance due

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COMPENSATION DISCUSSION AND ANALYSIS

under any agreements with Quaker Houghton. “Cause” is defined in Mr. Platzer’s employment agreement as: (i) willful and continued failure (following written notice) of the executive to perform his duties under the employment agreement; or (ii) the willful engaging by the executive in a continued course of misconduct which is materially injurious to Quaker Houghton, monetarily or otherwise. In the case of Messrs. Berquist and Traub and Ms. Hall, “cause” generally means: (i) willful and material breach of their memorandum of employment; (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of duties which is materially injurious to Quaker Houghton; or (iii) conviction of or plea of guilty or nolo contendere to a felony. Messrs. Berquist, Platzer and Traub and Ms. Hall are also entitled to reasonable outplacement assistance under their respective employment agreements. Messrs. Berquist’s, Platzer’s and Traub’s and Ms. Hall’s severance payments are contingent upon signing a form of release satisfactory to Quaker Houghton. None of the Named Executive Officers are entitled to severance under their employment agreements if they terminate their employment voluntarily, even if for good reason. Under their respective employment agreements, Messrs. Berquist and Traub and Ms. Hall would receive any severance payments in semi-monthly installments and Mr. Platzer would receive any severance payments in a lump sum. See also the discussion under the caption “Termination Other than for Cause, Disability, Death or Retirement” in this proxy statement.

Quaker Houghton has entered into change in control agreements with each of its Named Executive Officers. Under these agreements (Mr. Barry’s is described above), the officers other than Mr. Barry are entitled, if terminated (other than for disability, death, by us for “cause,” or by the executive officer other than for “good reason”) within two years following (or also within six months before, with respect to Mr. Platzer) a change in control, to severance in an amount equal to 1.5 times the sum of highest annualized base salary plus an amount equal to the average of the total annual amounts paid to the executive under all applicable annual incentive compensation plans during the applicable three calendar-year period described in the change in control agreements, excluding from the average any year in which no amounts were paid. In general, this three-year period would be expected to be the year of termination and the prior two years (for Messrs. Berquist and Traub and Ms. Hall, if the executive received a bonus in the year of the executive’s termination of employment) or, otherwise, the three calendar years prior to the year of his or her termination of employment. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” in this proxy statement. In addition, these executive officers are entitled to receive (i) earned but unpaid base salary through the termination at the rate in effect on the date of termination or, if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to the executive in respect of the calendar year ending prior to the termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs based on target performance for Messrs. Berquist, Platzer and Traub and for Ms. Hall; and (iv) the pro rata portion of any and all awards under the Company’s LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level performance been achieved for the performance period.

In addition to the amounts described above, our other Named Executive Officers are also entitled to one-year outplacement services and participation in our medical, dental and life insurance programs as if still employed for a period of 18 months. Mr. Platzer is also entitled to receive additional payments as prescribed by the law in the foreign jurisdiction in which he is located. These benefits will be paid or provided only if the executive officer signs a general release of claims unless prohibited by local law. In addition, the benefits and payments will be discontinued if the executive officer violates the confidentiality provisions of his or her respective change in control agreement (at any time) or the non-compete provisions of the change in control agreement (during employment or the one-year period thereafter). To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under

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COMPENSATION DISCUSSION AND ANALYSIS

Code section 280G (generally, three times the individual’s average annual compensation for the prior five years), the severance allowance will be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive).

In the change in control agreements “cause” generally means: (i) the willful and material breach of the employment agreement between the executive and Quaker Houghton (after having received notice and the reasonable opportunity to correct); (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of the executive’s employment with Quaker Houghton which is materially injurious to Quaker Houghton; or (iii) conviction of or plea of guilty to a felony. “Good reason” includes, other than by reason of executive’s death or disability: (i) any reduction in the executive’s base salary from that provided immediately before the “covered termination” or, if higher, immediately before a change in control; (ii) any reduction in the executive’s bonus opportunity (including cash or noncash incentives) or increase in the goals or standards required to accrue that opportunity, as compared to the opportunity and goals or standards in effect immediately before the change in control; (iii) a material adverse change in the nature or scope of the executive’s authorities, powers, functions or duties from those in effect immediately before the change in control; (iv) a reduction in the executive’s benefits from those provided immediately before the change in control, disregarding any reduction under a plan or program covering employees generally that applies to all employees covered by the plan or program; or (v) the executive being required to accept a primary employment location which is more than 25 miles from the location at which he or she was primarily employed during the 90-day period prior to a change in control.

Other Benefits on Termination

In addition to the payments and benefits discussed above, the executive officers are entitled to the payments and benefits that are available to all employees on termination of employment, including vested benefits under the Company’s qualified defined benefit retirement plan and 401(k) plan, short-term and long-term disability benefits (in the event of disability) and life insurance benefits (in the case of death).

Perquisites and Other Benefits

As a general matter, the Company does not provide perquisites to its executive officers, other than an allowance for financial planning services. In Asia and Europe, consistent with regional compensation practices, cars are provided to mid and upper level managers. For more details on these perquisites, please refer to footnote 4 to the Summary Compensation Table.

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COMPENSATION COMMITTEE REPORT

Compensation Committee Report

The Compensation/Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis section included above with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Quaker Houghton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Compensation/Management Development Committee

Robert H. Rock, Chair

Donald R. Caldwell

Jeffry D. Frisby

William H. Osborne

Ramaswami Seshasayee

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COMPENSATION TABLES

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation awarded to, paid to, or earned by each of our executive officers who are named in the table. In this proxy statement, we sometimes refer to this group of individuals as our “Named Executive Officers.”

Name and Principal Position (a)	Year (b)	Salary ($)(c)		Bonus ($)(d)	Stock Awards(1) ($)(e)	Option Awards(1) ($)(f)	Non-Equity Incentive Plan Compensation(2) ($)(g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)(h)	All Other Compensation(4) ($)(i)	Total ($)(j)

Michael F. Barry Chairman of the Board, Chief Executive Officer and President	2019 2018 2017	888,635 845,192 820,192		0 0 0	670,959 623,237 549,976	670,970 623,367 549,994	1,853,475 2,190,000 1,735,965	3,047,000 517,000 1,153,000	61,043 49,385 57,227	7,192,082 4,848,181 4,866,354
Mary Dean Hall Senior Vice President, Chief Financial Officer and Treasurer	2019 2018 2017	397,439 382,116 367,164		0 0 75,000	236,563 76,634 63,262	86,653 76,647 63,308	309,910 365,316 191,845	0 0 0	19,475 23,486 22,940	1,050,040 924,199 783,519
Joseph A. Berquist Senior Vice President, Global Specialty Businesses and Chief Strategy Officer	2019 2018 2017	377,434 343,939 328,049		0 0 75,000	379,864 76,634 56,667	79,973 76,647 56,654	298,539 350,480 269,572	13,000 0 6,000	20,018 21,193 23,026	1,168,828 868,893 814,968
Wilbert Platzer Senior Vice President – Global Operations, EHS and Procurement	2019 2018 2017	344,506 338,253 333,845	(5)	0 0 0	229,902 56,603 56,667	79,973 56,670 56,654	256,575 313,130 271,375	512,119 2,795 304,985	48,172 35,843 26,950	1,471,247 803,294 1,050,476
Robert T. Traub Senior Vice President, General Counsel and Corporate Secretary	2019	325,881		0	219,832	69,969	272,736	4,000	19,388	911,806

(1)

The amounts in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s LTIP. Assumptions used in the calculation of these amounts are included in Note 8 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)

The amounts in column (g) are incentive cash bonuses earned in 2019 and payable in 2020 under the LTIP ($1,084,875 for Mr. Barry; $124,925 for Ms. Hall; $111,775 for Mr. Berquist; $111,775 for Mr. Platzer; and $111,775 for Mr. Traub) and the AIP ($768,600 for Mr. Barry; $184,985 for Ms. Hall; $186,764 for Mr. Berquist; $144,800 for Mr. Platzer; and $160,961 for Mr. Traub).

(3)

The amounts shown in column (h) reflect the actuarial increase or decrease in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See Note 21 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The present value of Mr. Barry’s benefits under all pension plans established by the Company increased by $3,047,000. The present value of Mr. Berquist’s benefits under all pension plans established by the Company increased

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COMPENSATION TABLES

by $13,000. The present value of Mr. Platzer’s benefits under the pension plan established by the Company’s Netherlands subsidiary increased by $512,119. The present value of Mr. Traub’s benefits under the pension plan established by the Company increased by $4,000. For Mr. Barry, the increase in the present value of the retirement benefits realized in 2019 over the value realized in 2018 was due to various factors: a significant decrease in the spot rates on the Mercer Yield Curve which is used to value benefits for financial disclosures under ASC 715; a decrease in the discount rates used to determine the present values; an update to the mortality assumption used to calculate the present value; the interest rate used to value the lump sums for the SRIP decreased from prior year; and normal aging and compensation growth. The increase in the present value of the retirement benefits realized in 2019 over 2018 for Messrs. Berquist and Traub was primarily due to a decrease in the discount rates used to determine the present values for Mr. Berquist and due to the application of plan termination liability assumptions for Messrs. Berquist and Traub. For Mr. Platzer, the increase in the present value of the retirement benefits realized in 2019 over the value realized in 2018 was primarily due to a decrease in the discount rates used to determine the value of the retirement benefit along with normal growth from the addition of one year of service for Mr. Platzer.

(4)

Includes employer contributions by the Company to the U.S. based Named Executive Officers pursuant to the Company’s Retirement Savings Plan: $16,800 for Mr. Barry; $15,236 for Ms. Hall; $16,800 for Mr. Berquist; and $16,847 for Mr. Traub.

Includes the costs associated with the use of a Company-provided automobile consistent with the regional compensation practices in Europe for Mr. Platzer in the amount of $25,190.

Includes dividends paid on time-based restricted stock awards: $16,604 for Mr. Barry; $3,001 for Ms. Hall; $2,618 for Mr. Berquist; $2,046 for Mr. Platzer; and $2,006 for Mr. Traub.

Includes life insurance credit of: $1,831 for Mr. Barry and $7,955 for Mr. Platzer.

Includes the costs associated with financial planning services: $16,000 for Mr. Barry, $1,238 for Ms. Hall, $1,531 for Mr. Berquist; $3,500 for Mr. Platzer and $535 for Mr. Traub.

Includes the payment for unused vacation: $9,808 for Mr. Barry and $9,481 for Mr. Platzer.

(5)

Salary includes a representation fee and a holiday allowance: $6,362 and $26,491, respectively, for Mr. Platzer. Mr. Platzer’s compensation was paid in E.U. Euros. All foreign currency amounts reflected in this table were converted to U.S. Dollars at the spot rate in effect on December 31 of the year for which the information is reported.

46 | 2020 Proxy Statement	Quaker Houghton

COMPENSATION TABLES

Grants of Plan-Based Awards

Provided below is information on grants made in 2019 to the Named Executive Officers under the Company’s LTIP. In August 2019, awards for the 2019-2021 period were made to the Named Executive Officers consisting of options vesting in three approximately equal installments over the three-year period, time-based restricted stock vesting after the three-year period and a cash bonus opportunity. In addition, special grants were made to each of the Named Executive Officers in recognition of their extraordinary efforts in connection with the Combination. See discussion under the heading “Long-Term Incentives” under the Compensation Discussion and Analysis section in this proxy statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price	Grant Date Fair Value of Stock and
Name (a)	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)	Stock or Units(2) (#)(i)	Underlying Options(3) (#)(j)	of Option Awards(4) ($/Sh)(k)	Option Awards(5) ($)(l)
Michael F. Barry	8/15/19	268,400	671,000	1,342,000	0	0	0	4,331	21,193	154.92	1,341,929
Mary Dean Hall	8/15/19	34,667	86,667	173,334	0	0	0	559 968	2,737 0	154.92 154.92	173,254 149,963
Joseph A. Berquist	8/15/19	32,000	80,000	160,000	0	0	0	516 1,936	2,526 0	154.92 154.92	159,912 299,925
Wilbert Platzer	8/15/19	32,000	80,000	160,000	0	0	0	516 968	2,526 0	154.92 154.92	159,912 149,963
Robert T. Traub	8/15/19	28,000	70,000	140,000	0	0	0	451 968	2,210 0	154.92 154.92	139,838 149,963

(1)

The amounts shown in column (c) reflect the minimum payment level under the Company’s LTIP, which is 20% of the maximum amount shown in column (e). The amount shown in column (e) is 200% of each target amount shown in column (d). The value or maturation of a performance incentive unit is determined by performance over a three-year period based on relative total shareholder return against a pre-determined peer group.

(2)

The amounts shown in column (i) for awards granted on August 15, 2019 reflect the number of shares of time-based restricted stock awarded under the LTIP with full vesting on February 25, 2022 as well as one-time, time-based restricted stock awards with full vesting on August 1, 2022 granted in recognition of a Named Executive Officer’s efforts to close the Combination. Under the LTIP, with respect to the 2019-2021 performance period, Mr. Barry received a long-term incentive grant consisting of 4,331 shares of time-based restricted stock; Ms. Hall received 559 shares of time-based restricted stock; Messrs. Berquist and Platzer each received 516 shares of time-based restricted stock; and Mr. Traub received 451 shares of time-based restricted stock. In recognition of their extraordinary efforts to consummate the Combination, each of Ms. Hall and Messrs. Platzer, and Traub were granted a one-time, time-based restricted stock award of 968 shares of Quaker Houghton common stock with full vesting on August 1, 2022. In addition, Mr. Berquist was awarded 1,936 shares of time-based restricted stock that also fully vests on August 1, 2022, receiving this amount due to his extensive work in the integration planning for the Combination, particularly with respect to his work in analyzing Houghton’s production facility network.

(3)

The amounts shown in column (j) reflect the combination of incentive and non-qualified options which were issued under the LTIP. These options vest one-third in three consecutive annual installments, commencing on February 25, 2020.

(4)

With respect to the awards granted on August 15, 2019 under the provisions of the LTIP, the exercise price of the option is equal to the fair market value, which is defined as the last reported sale price on the grant date.

(5)

The amounts included in column (l) represent the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 8 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

2020 Proxy Statement | 47

COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options(1) (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)

Michael F. Barry	14,161	7,080	0	134.60	2/27/2024	4,086	(3)	672,229	0	0

	6,751	13,500	0	151.75	2/26/2025	4,107	(4)	675,684

	0	21,193	0	154.92	2/25/2026	4,331	(5)	712,536

Mary Dean Hall	3,838	0	0	72.12	2/23/2023	470	(3)	77,324	0	0

	1,630	815	0	134.60	2/27/2024	505	(4)	83,083

	830	1,660	0	151.75	2/26/2025	559	(5)	91,967

	0	2,737	0	154.92	2/25/2026	968	(6)	159,255

Joseph A. Berquist	1,213	0	0	72.12	2/23/2023	421	(3)	69,263	0	0

	1,459	729	0	134.60	2/27/2024	505	(4)	83,083

	830	1,660	0	151.75	2/26/2025	516	(5)	84,892

	0	2,526	0	154.92	2/25/2026	1,936	(6)	318,511

Wilbert Platzer	1,213	0	0	72.12	2/23/2023	421	(3)	69,263	0	0

	1,459	729	0	134.60	2/27/2024	373	(4)	61,366

	614	1,227	0	151.75	2/26/2025	516	(5)	84,892

	0	2,526	0	154.92	2/25/2026	968	(6)	159,255

Robert T. Traub	711	0	0	72.12	2/23/2023	421	(3)	69,263	0	0

	729	729	0	134.60	2/27/2024	439	(4)	72,224

	722	1,443	0	151.75	2/26/2025	451	(5)	74,199

	0	2,210	0	154.92	2/25/2026	968	(6)	159,255

(1)

The options have a seven-year term, with the exception of the options granted on August 15, 2019, which have a 6-year, 6-month, 10-day term. For options expiring on February 23, 2023, the grant date is February 23, 2016. For options expiring on February 27, 2024, the grant date is February 27, 2017. For options expiring on February 26, 2025, the grant date is February 26, 2018. For options expiring on February 25, 2026, the grant date is August 15, 2019. One-third of each award vests on the first, second and third anniversaries of the respective grant date, except as noted in note 3 to the Grants of Plan-Based Awards table above for the options granted on August 15, 2019.

(2)	Reflects amounts based on the closing market price of the Company’s common stock on the NYSE of $164.52 per share on December 31, 2019.

(3)	Time-based restricted stock awards granted under the LTIP which vested on February 27, 2020.

(4)	Time-based restricted stock awards granted under the LTIP which vest on February 26, 2021.

(5)	Time-based restricted stock awards granted under the LTIP which vest on February 25, 2022.

(6)	Time-based restricted stock awards granted under the LTIP which vest on August 1, 2022.

48 | 2020 Proxy Statement	Quaker Houghton

COMPENSATION TABLES

Option Exercises and Stock Vested

This table shows the number and value of stock options exercised and stock awards vested during 2019 by the Named Executive Officers.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise(1) (#)(b)	Value Realized on Exercise(2) ($)(c)	Number of Shares Acquired on Vesting (#)(d)		Value Realized on Vesting(3) ($)(e)
Michael F. Barry	22,578	1,965,964	6,932	(4)	1,469,931
Mary Dean Hall	0	0	785	(4)	166,459
	0	0	879	(5)	158,976
Joseph A. Berquist	0	0	745	(4)	157,977
Wilbert Platzer	0	0	745	(4)	157,977
Robert T. Traub	0	0	436	(4)	92,454

(1)	The amounts shown in column (b) reflect the total number of shares acquired on exercise.

(2)

Reflects the difference between the exercise price of the option and the last reported sale price for a share of common stock as quoted on the NYSE on the date of exercise. The value of exercising stock options can be realized in cash or in stock. Of the value realized on exercise, all amounts reflect the value in cash.

(3)

Amounts reflect the closing price of the Company’s common stock on February 22, 2019 at $212.05 per share (February 23, 2019 was a Saturday), and on May 31, 2019 at $180.86 per share (June 1, 2019 was a Saturday).

(4)	Represents a time-based restricted stock award under the LTIP which vested 100% on February 23, 2019.

(5)	Represents 879 shares of a time-based restricted stock award under the LTIP of 3,519 shares which vested 25% on June 1, 2019.

2020 Proxy Statement | 49

COMPENSATION TABLES

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers and the number of years of service credited to each under each of the Pension Plans and the Supplemental Retirement Income Program under which they are (or may be) entitled to receive payments and benefits. Ms. Hall is not listed in the table below because she does not participate in any of the Pension Plans or the Supplemental Retirement Income Program. For information on the valuation methodologies and material assumptions used in quantifying the present value of the accrued pension benefit, see Note 21 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Also, see discussion under the heading “Retirement Benefits” under the Compensation Discussion and Analysis section in this proxy statement.

Name (a)	Plan Name (b)	Number of Years Credited Service(1) (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)

Michael F. Barry	U.S. Pension Plan	6.0833	90,000	0
	Supplemental Retirement Income Program(2)	21	10,022,000	0
Joseph A. Berquist	U.S. Pension Plan	7.7500	46,000	0
Wilbert Platzer(3)	The Netherlands Pension Plan	33.4167	3,298,833	0
Robert T. Traub	U.S. Pension Plan	4.3333	35,000	0

(1)

In all cases, other than Mr. Platzer, years of credited service do not exceed the executive’s period of employment with the Company (and affiliates). Years of credited service may be less than actual service because (i) benefits under the U.S. qualified defined benefit plan were frozen effective December 31, 2005 or (ii) a definition of years of credited service under the applicable plan takes into account less than full years of employment.

(2)	At this time, Mr. Barry is the only active executive officer participating in the Supplemental Retirement Income Program.

(3)

Mr. Platzer’s pension benefits include amounts accrued during his employment by the Company’s Netherlands operating subsidiary. Mr. Platzer’s pension benefit includes amounts accrued over nine years with a prior employer.

50 | 2020 Proxy Statement	Quaker Houghton

COMPENSATION TABLES

Potential Payments upon Termination or Change in Control

We describe below estimated amounts payable to each of our Named Executive Officers under certain situations, assuming the termination of employment and, where applicable, that a change in control occurred on December 31, 2019. For purposes of this section, the term “change in control” generally means: (a) any person who, subject to certain exceptions, is or becomes the beneficial owner of securities of Quaker Houghton representing 30% or more of the combined voting power of Quaker Houghton’s then outstanding securities or such lesser percentage of voting power (but not less than 15%), as determined by the independent members of the Board of Directors; (b) during any two-year period, directors of Quaker Houghton in office at the beginning of such period plus any new director whose election by the Board of Directors or whose nomination for election by Quaker Houghton’s shareholders was approved by a vote of at least two-thirds of the directors then still in office (who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute at least a majority of the Board; (c) the consummation of (i) any consolidation or merger of Quaker Houghton in which Quaker Houghton is not the continuing or surviving corporation or pursuant to which Quaker Houghton’s voting common shares would be converted into cash, securities, and/or other property, other than a merger of Quaker Houghton in which holders of Quaker Houghton common shares immediately prior to the merger have the same proportionate ownership of voting shares of the surviving corporation immediately after the merger as they had in the common shares immediately before; or (ii) any sale, lease, exchange, or other transfer of all or substantially all the assets or earning power of Quaker Houghton; or (d) the approval of the liquidation or dissolution of Quaker Houghton by its shareholders or the Board of Directors.

Except for the Supplemental Retirement Income Program, the amounts shown are estimated amounts, and have not been calculated as a present value or otherwise adjusted for varying payment dates. For information on material assumptions used in quantifying the present value of the Supplemental Retirement Income Program benefit, see Note 21 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The amounts shown are estimates of the amounts that would be paid; the actual amounts to be paid can only be determined at the time of the executive’s separation from the Company (or a change in control, if applicable). Also, see the discussions under the headings “Severance and Change in Control Benefits” through “Other Benefits on Termination” in the Compensation Discussion and Analysis section of this proxy statement.

2020 Proxy Statement | 51

COMPENSATION TABLES

Named Executive Officers – Estimated Payments and Benefits

Upon Termination of Employment in Connection With a Change in Control

	Michael F. Barry		Mary Dean Hall		Joseph A. Berquist		Wilbert Platzer(1)		Robert T. Traub

Severance Allowance ($)(2)	3,787,223		909,511		873,206		686,378	(3)	742,603
Annual Bonus ($)	915,000		187,187		188,987		139,725		162,877
Performance Incentive Units ($)	1,188,040		143,184		134,302		115,233		124,320
Restricted Stock Awards (time-based vesting) ($)(4)	2,060,448		411,629		555,749		374,777		233,454
Stock Options ($)(5)	587,681		63,103		67,259		61,730		21,216
Medical/Dental/Life Insurance ($)(6)	58,217		30,390		45,854		11,933		28,880
Outplacement Assistance ($)(7)	8,500		8,500		8,500		8,500		8,500
Supplemental Retirement Income Program ($)(8)	9,415,000		0		0		0		0
Total	18,020,110	(9)	1,753,504	(9)	1,873,857	(9)	1,398,275	(10)	1,321,850	(9)

(1)	Amounts due in foreign currency were converted to U.S. Dollars for the purposes of this table at the spot rate in effect on December 31, 2019.

(2)

To the extent the severance allowance, together with any other payments contingent upon a change in control, exceed the limits under Code section 280G (generally, three times the individual’s average annual compensation for the prior five years), the severance allowance will be reduced to the extent necessary to avoid the disallowance of a deduction under Code section 280G or imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive). No reduction was required to the severance allowance of any of the Named Executive Officers.

(3)

The amount to which Mr. Platzer may be entitled under the law of The Netherlands is estimated at $341,152. To the extent a court-ordered severance payment exceeds the amount of Mr. Platzer’s severance allowance under his change in control agreement, no severance allowance would be payable under his change in control agreement. The severance allowance determined under Mr. Platzer’s change in control agreement is estimated at $686,378. Mr. Platzer’s change in control agreement provides that payments contingent on a change in control will be reduced to the extent necessary to avoid imposition of the excise tax under Code 4999. Whether such a reduction is required depends on the amount of his severance. No reduction would be required if Mr. Platzer’s severance does not exceed the estimated amount determined under his change in control agreement.

(4)	This amount reflects the closing market price of our common stock on December 31, 2019 ($164.52) multiplied by the number of shares that would become vested on termination or change in control.

(5)

This amount reflects the number of shares for which options would become vested on a change in control, multiplied by the positive difference (if any) between the closing market price of our common stock on December 31, 2019 ($164.52) and the exercise price of the option. Options that were vested before December 31, 2019 are shown in the Outstanding Equity Awards at Fiscal Year-End Table elsewhere in this proxy statement.

(6)

This amount reflects the value of medical, dental and life insurance coverage for 24 months (Mr. Barry) and for 18 months for the other Named Executive Officers, all based on our current costs for these benefits.

(7)	This amount is the estimated value of providing outplacement counseling and services during 2020.

(8)

Amount shown is the December 31, 2019 present value of the estimated benefit payable if, on December 31, 2019, a change in control occurred. The December 31, 2019 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Barry’s disability is $10,022,000, in the case of Mr. Barry’s death is $8,014,000, in the case of Mr. Barry’s resignation is $8,392,000 and in case Mr. Barry is terminated from employment by the Company other than for cause or disability is $9,204,000.

52 | 2020 Proxy Statement	Quaker Houghton

COMPENSATION TABLES

(9)	If the change in control falls within the meaning of Code Section 409A, severance payments are made in a lump sum. For any other change in control, severance payments are made in monthly installments.

(10)	All severance benefits are made in a lump sum.

Termination Other than for Cause, Disability, Death or Retirement Not Involving a Change in Control

Under the terms of their employment agreements, the Named Executive Officers are entitled to severance benefits and, with the exception of Mr. Barry, certain outplacement services if the Company terminates their employment (for other than cause, disability, death or retirement) and the termination is not in connection with a change in control. In addition, Ms. Hall is entitled to 12 months of continued medical and dental coverage after termination at Quaker Houghton’s cost, Messrs. Berquist and Traub are entitled to continuation of medical and dental coverage consistent with Quaker Houghton’s severance program in place at the time of termination, and Mr. Barry is entitled to participate in Quaker Houghton’s medical and dental plans for 18 months after termination on the same basis as an active employee. In the case of such a termination, Mr. Barry is entitled to a multiple of 1.5 times his base salary and bonus paid to him during a three-year period as described in his employment agreement. In the case of such a termination, Messrs. Berquist, Platzer and Traub and Ms. Hall are entitled to severance equal to 12 months of base salary as of the termination date. The estimated aggregate severance amounts payable under such circumstances are as follows: $2,840,418 (Mr. Barry); $404,400 (Ms. Hall); $404,250 (Mr. Berquist); $313,420 (Mr. Platzer); and $348,400 (Mr. Traub). Mr. Barry will be paid his severance in eighteen monthly installments commencing on the 60th day after his separation; Messrs. Berquist and Traub and Ms. Hall will respectively be paid their severance in twenty-four semi-monthly installments; and Mr. Platzer will be paid his severance in accordance with Dutch legal practice.

Termination as a Result of Death or Disability

If employment were terminated on December 31, 2019, as a result of death or disability (as defined in the respective plan), the amounts shown above for Annual Bonus (assuming target performance is attained), Restricted Stock Awards (time-based vesting) and Stock Options would be paid. In the case of death on December 31, 2019, a death benefit would be paid for 2019 (in 2020) of $915,000 (Mr. Barry), $404,400 (Ms. Hall), $404,250 (Mr. Berquist), $313,420 (Mr. Platzer) and $348,400 (Mr. Traub), plus 50% of base salary during each of 2020, 2021, 2022 and 2023 (Mr. Barry, $457,500; Ms. Hall, $202,200; Mr. Berquist, $202,125; Mr. Platzer, $156,710; and Mr. Traub, $174,200).

2020 Proxy Statement | 53

PAY RATIO DISCLOSURE

Pay Ratio Disclosure

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations of the SEC, we are providing the following information about the annual total compensation of our employees and the annual total compensation of our CEO, Michael F. Barry. For 2019, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company and its consolidated subsidiaries (other than our CEO) was $40,130; and
•	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $7,192,082.

Based on this information, for 2019 the ratio of the annual total compensation of Mr. Barry, our CEO, to the median of the total compensation of all employees was 179 to 1. This pay ratio information has been calculated in a manner consistent with SEC regulations.

Methodology

As a result of the Combination, our employee population has dramatically increased since our last proxy statement and pay ratio disclosure. Consequently, we have adjusted the methodology and assumptions used to determine the new median associate and new pay ratio per the below.

To identify the median of annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and material assumptions, adjustments and estimates that we used were as follows:

1.

We determined that as of December 31, 2019, our employee population consisted of 4,074 individuals working at our company and its consolidated subsidiaries, of which 1,910 were legacy Houghton employees (“Employee Population”). For purposes of this pay ratio disclosure, we have excluded from the Employee Population 417 employees who joined us in connection with the Norman Hay acquisition on October 1, 2019 as permitted by the SEC rules. Previously, we calculated our employee population as of October 1. Our decision to change the date used to identify the employee population, and specifically select December 31, 2019, was based on our need to allow sufficient time to conduct the necessary analysis given the global scope of our operations after the Combination, which includes employees in 38 countries.

2.

Our Employee Population, after the adjustments permitted by SEC rules (as described below), consisted of 3,873 employees. In establishing the relevant portion of our Employee Population, as permitted by the SEC rules, we excluded less than 5% of our total employees who are non-U.S. employees, including the employees in Argentina, Kazakhstan, India and Greece, which together represent 201 employees, or 4.93%, of our Employee Population (29 in Argentina, 1 in Kazakhstan, 170 in India and 1 in Greece). Of the remaining 3,873 employees, 999 are located in the U.S. and 2,874 are located outside the U.S.

3.

For each of the 3,873 employees, we used their combined salary from legacy Quaker and legacy Houghton for 2019 as their base salary to determine the median employee group. Similar to the above, this change from our previous calculation date of October 1 to December 31 was to allow sufficient time to collect the necessary information given our changed circumstances after the Combination. Because the commissions and bonuses for 2019 for each employee were not yet determined, bonus was based on a pro-rated bonus at target as of such date. For any employee who is entitled to a commission, we used the actual paid commission in calendar year 2018 by legacy Houghton and legacy Quaker, respectively. In determining the median employee group, all non-U.S. currencies were converted to U.S. Dollars at the exchange rate applicable on December 31, 2019. Based on this information, the median group of employees was determined.

54 | 2020 Proxy Statement	Quaker Houghton

PAY RATIO DISCLOSURE

4.

After determining the median group, the compensation of these employees was calculated using actual 2019 compensation data from the Company as well as actual 2019 compensation data from legacy Houghton as needed, in line with the requirements of Regulation S-K for each median group employee. After calculating actual 2019 compensation data for the median group, we selected the median employee who is an operator in one of our European plants and had a total annual compensation of $40,130 in 2019.

5.	With respect to the annual total compensation of our CEO, we used the amount in the “total” column (column (j)) of our 2019 Summary Compensation Table included in this proxy statement.

2020 Proxy Statement | 55

DIRECTOR COMPENSATION

Director Compensation

The Governance Committee is charged with reviewing and making recommendations to the Board of Directors with respect to director compensation. The Company uses a combination of cash and stock-based compensation to attract and retain candidates on the Board. Director compensation is targeted at the median of the relevant comparison groups (discussed below) consistent with the positioning of executive officer compensation. In the past, in making this determination, the Governance Committee used certain industry-wide data obtained by Quaker Houghton’s management to set compensation.

For the 2019-2020 Board year, each independent director, with the exception of Messrs. Hinduja, Seshasayee and Shannon, who were elected on August 1, 2019, received an annual cash retainer of $65,000 and a time-based restricted stock award equal to $85,000 in accordance with the Company’s LTIP, issued in June 2019, which vests in a single installment a year from the date of issuance assuming continued Board membership. Messrs. Hinduja, Seshasayee and Shannon, who were elected directors on August 1, 2019, received a prorated portion of their cash and equity retainers for the balance of the 2019-2020 Board year in Quaker Houghton common stock in accordance with the stock ownership guidelines and the Company’s LTIP. In addition, each independent director received an annual fee related to their specific committee membership as follows: Audit Committee, $7,500; Compensation/Management Development Committee, $5,000; and Governance Committee, $4,000, and the chairperson of each Board committee received the following additional compensation: Audit Committee, $20,000; Compensation/Management Development Committee, $15,000; Executive Committee, $5,000; and Governance Committee, $10,000. Messrs. Hinduja, Seshasayee and Shannon received a prorated portion of the annual fee related to their specific committee memberships. The Lead Director received an additional annual retainer of $20,000.

The 2013 Director Stock Ownership Plan was adopted by the Board of Directors of the Company on March 6, 2013 and approved by the shareholders at the 2013 annual meeting. Presently, under the terms of the Plan, each independent director is required to beneficially own on May 1 of the applicable calendar year shares of Quaker Houghton common stock equal to the Threshold Amount, which is defined as the quotient obtained by dividing (i) 400% of the annual cash retainer for the applicable calendar year by (ii) the average of the closing price of a share of Quaker Houghton common stock for the previous calendar year. If an independent director’s share ownership falls below the Threshold Amount, 75% of the annual cash retainer payable will be paid in shares of Quaker Houghton common stock and the remaining 25% of the annual cash retainer will be paid in cash, unless the director elects to receive a greater percentage of Quaker Houghton common stock (up to 100%). If a director’s share ownership meets or exceeds the Threshold Amount, the director may irrevocably elect to receive common stock in payment of a percentage (up to 100%) of the annual cash retainer for the applicable year.

56 | 2020 Proxy Statement	Quaker Houghton

DIRECTOR COMPENSATION

Director Compensation

Name(1)(a)	Fees Earned or Paid in Cash(2) ($)(b)	Stock Awards(3) ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(f)	All Other Compensation(4) ($)(g)	Total ($)(h)

Donald R. Caldwell	111,250	84,823	0	0	0	650	196,723
Robert E. Chappell	85,250	84,823	0	0	0	650	170,723
Mark A. Douglas	84,000	84,823	0	0	0	650	169,473
Jeffry D. Frisby	85,000	84,823	0	0	0	650	170,473
Sanjay Hinduja(5)	51,750	63,612	0	0	0	134	115,496
William H. Osborne	81,500	84,823	0	0	0	650	166,973
Robert H. Rock	91,250	84,823	0	0	0	650	176,723
Ramaswami Seshasayee(5)	52,500	63,612	0	0	0	134	116,246
Michael J. Shannon(5)	54,015	63,612	0	0	0	134	117,761
Fay West	104,000	84,823	0	0	0	650	189,473

(1)	Mr. Barry receives no compensation for his service as a director.

(2)

Under the terms of the 2013 Director Stock Ownership Plan, Messrs. Hinduja, Seshasayee and Shannon, who were elected as directors on August 1, 2019, were paid a prorated portion of their retainer for the 2019-2020 Board year in shares of the Company’s common stock in lieu of cash, valued at $188.16 per share on August 1, 2019 (the prorated retainer date) as follows: 194 shares in lieu of $36,503 each. In addition, Mr. Caldwell was paid a portion of his retainer for the 2019-2020 Board year in shares of the Company’s common stock in lieu of cash, valued at $183.13 per share on June 1, 2019 (the retainer payment date) as follows: 177 shares in lieu of $32,414.

(3)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s LTIP.

(4)	The amounts in this column for each director include dividends paid on unvested time-based restricted stock awards.

(5)	Messrs. Hinduja, Seshasayee and Shannon were elected directors on August 1, 2019.

2020 Proxy Statement | 57

COMPENSATION POLICIES AND PRACTICES

Compensation Policies and Practices – Risk Assessment

The Compensation/Management Development Committee conducted a risk assessment in 2019 to consider whether any of our compensation practices are reasonably likely to have a material adverse effect on the Company’s business or operations. In order to assess risk as it relates to compensation, management conducted a global audit of all compensation practices, including base pay philosophies and corporate and regional bonus plans. This global audit consisted of an examination of both the Company’s regional pay practices and bonus plans and the corporate-wide compensation programs. Management, including the Senior Vice President, Chief Human Resources Officer, reported the results of this audit to the Committee. After review, the Committee concluded that none of the Company’s current compensation programs would be reasonably likely to encourage excessive risk taking because the metrics in the Company’s compensation plans are linked to corporate performance as it relates to set budgetary targets and because the plans are measured against identified peer comparison groups. After a discussion with management about these findings, the Committee thereafter determined that the Company’s compensation practices were not reasonably likely to have a material adverse effect on the Company’s business or operations.

58 | 2020 Proxy Statement	Quaker Houghton

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owners

The following table shows how much of Quaker Houghton’s common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of Quaker Houghton’s common stock as of December 31, 2019. Each beneficial owner has sole voting and sole dispositive power for the shares listed, except as noted.

Name and Address	Number of Shares Beneficially Owned	Approximate Percent of Class	Number of Votes

Gulf Hungary Holding Korlátolt Felelősségű Társaság(1) BAH Center 2 Furj Street 1124 Budapest, Hungary	4,273,951	24.1	4,273,951
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	1,995,691	11.3	1,995,691
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	1,569,661	8.8	1,569,661
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	1,546,936	8.72	1,546,936
Eagle Asset Management, Inc.(5) 880 Carillon Parkway St. Petersburg, FL 33716	986,378	5.56	986,378

(1)

The number of shares beneficially owned and number of votes are as reported in Schedule 13D filed on August 9, 2019 by Gulf Hungary Holding Korlátolt Felelősségű Társaság (“Gulf Hungary”) with the SEC. The number of shares beneficially owned includes 369,498 currently held in the name of Citibank N.A. pursuant to an escrow agreement in order to secure Gulf Hungary’s indemnification obligations under share purchase agreement entered into in connection with the Combination. The approximate percentage of common stock owned by Gulf Hungary is based on information available to the Company as of the record date.

(2)

As reported in Schedule 13G/A filed on February 4, 2020 by BlackRock, Inc. with the SEC. BlackRock, Inc. has the sole power to vote or to direct to vote 1,972,903 shares and the sole power to dispose of or to direct the disposition of 1,995,691 shares. The shares are held in various BlackRock, Inc. subsidiaries, including BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC. Of these subsidiaries, only BlackRock Fund Advisors individually owns 5% or more of the outstanding shares.

(3)

As reported in Schedule 13G/A filed on February 14, 2020 by T. Rowe Price Associates, Inc. with the SEC. T. Rowe Price has the sole power to vote or direct to vote 380,392 shares and the sole power to dispose or direct the disposition of 1,569,661 shares.

2020 Proxy Statement | 59

STOCK OWNERSHIP

(4)

As reported in Schedule 13G/A filed on February 12, 2020 by The Vanguard Group with the SEC. The Vanguard Group has the sole power to vote or direct to vote 27,544 shares, shared voting power to vote or direct to vote 2,537 shares, the sole power to dispose of or to direct the disposition of 1,518,543 shares and shared power to dispose or to direct the disposition of 28,393 shares. The shares are held in various subsidiaries of The Vanguard Group, Inc., including Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”).

(5)	As reported in Schedule 13G/A filed on January 6, 2020 by Eagle Asset Management, Inc. with the SEC.

Management

The following table shows the number of shares of Quaker Houghton’s common stock beneficially owned by each of our directors and the Named Executive Officers named in the Summary Compensation Table in this proxy statement and by all of our directors and executive officers as a group. The information in the table is as of March 4, 2020. Each director and executive officer has sole voting and sole dispositive power over the common stock listed opposite his or her name, unless we have indicated otherwise.

Name	Aggregate Number of Shares Beneficially Owned		Approximate Percent of Class(1)	Number of Votes

Michael F. Barry	200,197	(2)	1.13	158,390
Donald R. Caldwell	5,467		*	5,467
Robert E. Chappell	29,683		*	29,683
Mark A. Douglas	2,303		*	2,303
Jeffry D. Frisby	6,730		*	6,730
Sanjay Hinduja(3)	543		*	543
William H. Osborne	3,494		*	3,494
Robert H. Rock	12,101		*	12,101
Ramaswami Seshasayee	543		*	543
Michael J. Shannon	14,445		*	14,445
Fay West	2,961		*	2,961
Mary Dean Hall	14,171	(2)	*	5,315
Joseph A. Berquist	19,321	(2)	*	13,418
Wilbert Platzer	12,138	(2)	*	6,667
Robert T. Traub	9,641	(2)	*	5,291
All directors and officers as a group (21 persons)	374,799	(2)	2.1	291,462	(4)

*	Less than 1%.

(1)

Based upon 17,816,155 shares outstanding, and includes in the individual’s total all options currently exercisable or exercisable within 60 days of the record date by the named person or the group, as applicable.

(2)

Includes the following respective numbers of shares subject to options that are currently exercisable or exercisable within 60 days of the record date: 41,807 shares in the case of Mr. Barry; 8,856 shares in the case of Ms. Hall; 5,903 shares in the case of Mr. Berquist; 5,471 shares in the case of Mr. Platzer; 4,350 shares in the case of Mr. Traub and 83,337 shares in the case of all directors and officers as a group.

(3)	As further described under “Certain Relationships and Related Party Transactions,” Mr. Hinduja is affiliated to Gulf Hungary, which owns 24.1% of the Company’s issued and outstanding shares.

(4)	Represents 1.6% of all votes entitled to be cast at the meeting, based on information available on March 4, 2020.

60 | 2020 Proxy Statement	Quaker Houghton

DELINQUENT SECTION 16(a) REPORTS

Based solely on (i) our review of reports submitted to us during and with respect to the year ended December 31, 2019, filed with the SEC pursuant to Section 16(a) of the 1934 Act, including any amendment thereto and (ii) written representations of Quaker Houghton’s directors and officers, Quaker Houghton believes that all reports required to be filed under Section 16(a) of the 1934 Act, with respect to transactions in Quaker Houghton’s common stock through December 31, 2019, were filed on a timely basis, except for the acquisition of 194 shares of common stock by Mr. Seshasayee on August 1, 2019, the acquisition of 194 shares of common stock by Mr. Hinduja on August 1, 2019, and the acquisition of 194 shares of common stock by Mr. Shannon on August 1, 2019, each of which was reported on August 19, 2019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board recognizes that related party transactions may present a heightened risk of conflicts of interest and/or improper valuation or the perception thereof. Nevertheless, the Board also recognizes that there are situations when related party transactions are consistent with the best interests of the Company. Accordingly, the Governance Committee, on the Board’s authority, has adopted a written policy to govern the review and approval of all related party transactions involving the Company.

The policy requires all related party transactions involving $50,000 or more be reviewed by the Governance Committee. Related parties are defined as any director, nominee for director, senior officer (including all Named Executive Officers), a beneficial owner of more than five percent of the Company’s voting securities and any immediate family member of the foregoing. Prior to entering into a transaction with Quaker Houghton subject to the Governance Committee’s review, the related party must make a written submission to Quaker Houghton’s General Counsel setting forth the facts and circumstances of the proposed transaction, including, among other things, the proposed aggregate value of such transaction, the benefits to Quaker Houghton, and an assessment of whether the proposed transaction is on terms comparable to those available from an unrelated third party. The Governance Committee (or, when urgent action is required, that Committee’s Chair) will evaluate all of the foregoing information to determine whether the transaction is in the best interests of Quaker Houghton and its shareholders, as the Committee (or Chair) determines in good faith.

On August 1, 2019, Quaker consummated the Combination. The aggregate consideration for the outstanding share capital acquired by Quaker was (a) $170,828,827 in cash and (b) 4,329,176 shares of the Company’s common stock. The consideration was paid to the owners of Houghton, including Gulf Hungary, and certain members of Houghton management, some of whom are now officers or directors of Quaker Houghton.

Mr. Michael Shannon, a current director of Quaker Houghton and formerly the Chief Executive Officer and a director of legacy Houghton, received consideration of $396,039 in cash and 13,902 in Quaker Houghton shares. Mr. Shannon also surrendered options to purchase 50,000 ordinary shares of Houghton in exchange for $9,772,500. Mr. Jeewat Bijlani, a current executive officer of Quaker Houghton and formerly an executive officer of legacy Houghton, received consideration of $59,462 in cash and 2,085 in Quaker Houghton shares. Mr. Bijlani also surrendered options to purchase 18,000 ordinary shares of Houghton in exchange for $3,518,040. Dr. David Slinkman, a current executive officer of Quaker Houghton and formerly an executive officer of legacy Houghton, received consideration of $39,642 in cash and 1,390 in Quaker Houghton shares. Dr. Slinkman also surrendered options to purchase 16,000 ordinary shares of Houghton in exchange for $3,132,480. Ms. Kimberly Johnson, a current executive officer of Quaker Houghton and formerly an executive officer of legacy Houghton, surrendered options to purchase 10,000 ordinary shares of Houghton in exchange for $1,864,800.

2020 Proxy Statement | 61

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Sanjay Hinduja, a current director of Quaker Houghton, served as a director of legacy Houghton and he, along with certain of members of his family, including his immediate family (the “Hinduja Family”), beneficially owned approximately 98.7% of Houghton’s outstanding share capital prior to closing the Combination. In connection with the Combination, the Hinduja Family received consideration of $121,734,242 in cash and 4,273,951 Quaker Houghton shares were issued to Gulf Hungary, which is ultimately owned by the Hinduja Family.

Of the cash and Quaker Houghton shares that each of the Hinduja Family and Messrs. Shannon, Bijlani and Slinkman received as consideration, approximately 21% of their respective cash consideration and approximately 8.6% of their respective consideration shares are held in escrow. Approximately 10% of each of Messrs. Shannon’s, Bijlani’s and Slinkman’s and Ms. Johnson’s cash consideration for their option cancellations are held in escrow.

In addition, Houghton and, effective upon the Combination, now Quaker Houghton, sells various metalworking and other products to The Boeing Company (“Boeing”), the world’s largest aerospace company and leading manufacturer of commercial jetliners and defense, space and security systems. Mr. Osborne is currently the Vice President, Total Quality Enterprise Performance for Boeing. The annual sales by Quaker Houghton to Boeing in 2019 was approximately $2,265,551 and such sales are continuing in 2020. The transactions are sales to Boeing of various metal working products and certain greases and are all under arms-length arrangements. Mr. Osborne is not involved in the transactions in any way and did not receive a commission or any other payment in connection with Quaker Houghton’s sales to Boeing.

62 | 2020 Proxy Statement	Quaker Houghton

PROPOSAL 3

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2020 is being submitted to our shareholders for ratification. PwC has been our independent registered public accounting firm since at least 1972. There is no requirement that the selection of PwC be submitted to our shareholders for ratification or approval. The Audit Committee and the Board, however, believe that Quaker Houghton’s shareholders should be given an opportunity to express their views on the selection. If the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider whether to retain the firm. Regardless of whether the shareholders ratify the appointment of PwC at the Annual Meeting, the Audit Committee, in its discretion, may retain PwC or select a different registered public accounting firm at any time if it determines that doing so would be in the Company’s best interests and those of our shareholders.

We anticipate that representatives of PwC will be present at the meeting and, if present, we will give them the opportunity to make a statement if they desire to do so. We also anticipate that the representatives will be available to respond to appropriate questions from shareholders.

Audit Fees

Audit fees charged to us by PwC for audit services rendered during the years ended December 31, 2018 and 2019 for the integrated audit of our financial statements and our internal controls over financial reporting included in our Annual Report on Form 10-K, the review of the financial statements included in our quarterly reports on Form 10-Q, and foreign statutory audit requirements totaled $1,953,356 and $4,824,000, respectively.

Audit-Related Fees

Audit-related fees charged to us by PwC for audit-related services rendered, primarily related to foreign statutory audit-related assistance, certifications and other audit-related services, during the years ended December 31, 2018 and 2019, totaled $132,000 and $37,000, respectively.

Tax Fees

Tax fees charged to us by PwC for tax services rendered, primarily related to tax compliance, during the years ended December 31, 2018 and 2019, totaled $784,000 and $1,759,000, respectively.

All Other Fees

The fees billed to us by PwC for all other services rendered, primarily related to accounting research and disclosure software purchased by the Company from PricewaterhouseCoopers LLP, during the years ended December 31, 2018 and 2019, totaled $7,000 and $7,000, respectively.

Pre-Approval Policy

The Audit Committee has updated its policy, effective July 29, 2019, governing the pre-approval of services provided by Quaker Houghton’s independent registered public accounting firm. The updated policy generally permits certain pre-approved services, but requires specific Audit Committee pre-approval for any pre-approved services that exceed the pre-approved fee levels and for services not otherwise generally

2020 Proxy Statement | 63

PROPOSAL 3

pre-approved. The policy expressly prohibits non-audit services for which engagement is not permitted by applicable law and regulations, including internal audit outsourcing and “expert services” unrelated to the audit. A list of prohibited and permitted services is set forth in the policy. Permitted services under the policy include audit and audit-related services, tax services and certain other non-audit services that the Audit Committee determines would not impair the independence of the independent auditor. Audit and audit-related services include, among other things, internal control review, services related to securities filings, accounting and financial reporting consultations, statutory audits, acquisition and divestiture-related due diligence and benefit plan audits.

Internal control-related consulting is limited to assessing and recommending improvements to Quaker Houghton’s internal control structure, procedures or policies. Tax-related services are limited to tax compliance and planning. All services provided by Quaker Houghton’s independent registered public accounting firm must be pre-approved by the Audit Committee though the committee’s authority may be delegated to one or more of its members.

All of the fees paid to PwC during the years ended December 31, 2018 and 2019, were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.

64 | 2020 Proxy Statement	Quaker Houghton

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee of Quaker Houghton’s Board of Directors oversees Quaker Houghton’s financial reporting process on behalf of the Board of Directors and acts pursuant to the Audit Committee Charter, which is available at https://www.quakerhoughton.com by accessing the Investors/Corporate Governance section of our website. The Board of Directors has affirmatively determined that each member of the Audit Committee qualifies as an “independent” director under the current listing standards of the NYSE and Quaker Houghton’s Corporate Governance Guidelines.

As stated in its charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare Quaker Houghton’s financial statements or plan or conduct audits to determine that Quaker Houghton’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or that Quaker Houghton’s internal controls over financial reporting are adequate. Financial management (including the internal auditing function) of Quaker Houghton is responsible for preparing the financial statements and maintaining internal controls and the independent registered public accounting firm is responsible for the audit of the annual financial statements and the internal controls and rendering an opinion as to the foregoing. In carrying out its oversight responsibilities, the Audit Committee is not providing any special assurance as to Quaker Houghton’s financial statements or internal controls or any professional certification as to the outside auditor’s work.

The Audit Committee reviewed and discussed with management Quaker Houghton’s audited financial statements for the year ended December 31, 2019. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, Quaker Houghton’s independent registered public accounting firm, the matters required by the Public Company Accounting Oversight Board and the SEC, which includes, among other items, matters related to the conduct of the audit of Quaker Houghton’s financial statements. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning its independence from Quaker Houghton and its related entities, and has discussed with PricewaterhouseCoopers LLP its independence from Quaker Houghton and its related entities.

Based on the review and discussions referred to above, the Audit Committee recommended to Quaker Houghton’s Board of Directors that Quaker Houghton’s audited financial statements be included in Quaker Houghton’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Audit Committee

Fay West, Chair

Donald R. Caldwell

Mark A. Douglas

Jeffry D. Frisby

Michael J. Shannon

2020 Proxy Statement | 65

GENERAL

General

Availability of Form 10-K and Annual Report to Shareholders

Additional copies of our Form 10-K and Annual Report to Shareholders are available without charge to shareholders upon written request to: Quaker Houghton, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Victoria K. Gehris, Assistant Secretary. We will also provide copies of the same material to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record.

Shareholder Proposals

Shareholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, adopted by the SEC, to be considered for inclusion in our proxy materials for our 2021 annual meeting, a shareholder proposal must be received in writing by our Corporate Secretary at our principal office at 901 E. Hector Street, Conshohocken, Pennsylvania 19428 no later than December 1, 2020. If the date of our 2021 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such shareholder proposals can be included or excluded from company-sponsored proxy materials.

If a shareholder desires to submit a proposal for consideration at the 2021 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2021 annual meeting, the shareholder must comply with the procedures set forth in Section 2.12 of our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office on or before February 12, 2021 but no earlier than January 13, 2021 (except that if the date of the 2021 annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the 2020 annual meeting, this notice must be received no earlier than the close of business on the 120th day before the date of the 2021 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2021 annual meeting or, if the first public announcement of the date of the 2021 annual meeting is less than 100 days before the date of the meeting, by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 2.12 and 2.13 of our By-Laws including, among other things: (i) the name and record address of the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our stock which are directly or indirectly owned beneficially and/or of record by the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, in such business; (iv) a description of any agreements, arrangements, proxies and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) related to the proposal; and (v) a description of any hedging or other transaction that has been entered into by or on behalf of, or any other agreement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, the shareholder or any shareholder associated person

66 | 2020 Proxy Statement	Quaker Houghton

GENERAL

(as defined in the By-Laws) with respect to any share of our stock, as well as certain other information. This list of required information is not exhaustive. A copy of the full text of the relevant By-Law provisions, which includes the complete list of all information that must be submitted to us before a shareholder may submit a proposal at the 2020 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Investors/Corporate Governance section of our website at https://www.quakerhoughton.com. The procedures for shareholders to follow to nominate candidates for election to our Board of Directors are described in the discussion under the heading “Governance Committee Procedures for Selecting Director Nominees” under the Corporate Governance section in this proxy statement. We did not receive any such proposals with respect to the 2020 Annual Meeting.

All proposals should be submitted in writing to: Quaker Houghton, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Corporate Secretary.

A proxy form is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

By Order of the Board of Directors,

Robert T. Traub

Senior Vice President, General Counsel and

Corporate Secretary

Conshohocken, Pennsylvania

March 31, 2020

2020 Proxy Statement | 67

CORPORATE HEADQUARTERS

Quaker Houghton

901 E. Hector Street

Conshohocken, Pennsylvania 19428

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2019 Annual Report to Shareholders are available at www.proxyvote.com.

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E90062-P32114

QUAKER HOUGHTON

Annual Meeting of Shareholders

May 13, 2020 8:30 A.M.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael F. Barry and Robert T. Traub, and each of them, proxies of the undersigned, to attend the Annual Meeting of Shareholders of Quaker Chemical Corporation, doing business as Quaker Houghton, a Pennsylvania corporation (the “Company”), to be held at the Company’s headquarters located at 901 E. Hector Street, Conshohocken, Pennsylvania, on May 13, 2020 at 8:30 A.M., local time, and any adjournment or postponement thereof, and with all powers the undersigned would possess if present, to vote.

The undersigned also hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement with respect to said Meeting, and the Company’s Annual Report on Form 10-K, for the year ended December 31, 2019.

This proxy, when properly executed, will be voted in the manner directed by the Shareholder(s). If no such directions are made, this proxy will be voted “For” the election of the nominees listed in Proposal 1 for the Board of Directors, “For” Proposal 2, and “For” Proposal 3.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

QUAKER HOUGHTON ATTN: ROBERT T. TRAUB 901 E. HECTOR STREET CONSHOHOCKEN, PA 19428

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 12, 2020 for shares held directly and by 11:59 P.M. Eastern Time on May 11, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 12, 2020 for shares held directly and by 11:59 P.M. Eastern Time on May 11, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E90061-P32114                                 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

QUAKER HOUGHTON The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	Donald R. Caldwell	☐	☐	☐

	1b.	Robert H. Rock	☐	☐	☐

	1c.	Ramaswami Seshasayee	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Advisory vote to approve the compensation of the named executive officers.	☐	☐	☐

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box ☐ and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date